EXHIBIT NO.  10.130

                                AGREEMENT OF SALE


         AGREEMENT made this day of January, 1998, by and between the persons and entities named and having offices at the addresses set forth on Schedule "A" attached hereto and made a part hereof (hereinafter individually called "Seller" and collectively "Sellers"), and MACK-CALI REALTY, L.P. ("Cali Realty"), a Delaware limited partnership and BURLINGTON COMMERCE REALTY ASSOCIATES L.P. ("Cali Sub"), a New Jersey limited partnership, both having an office at 11 Commerce Drive, Cranford, New Jersey 07016 (hereinafter collectively called "Purchaser" or "Purchasers").
                              W I T N E S S E T H:
         FOR AND IN CONSIDERATION of the mutual covenants hereinafter contained:

         1. AGREEMENT TO SELL AND PURCHASE.
                  (a) Sellers hereby agree to sell and convey, and Purchaser hereby agrees to purchase, subject to the conditions set forth herein, those certain plots, pieces or parcels of land ("Lands"), together with all buildings and improvements located thereon, and any appurtenances or hereditaments appertaining thereto ("Improvements"), including 21 buildings containing 946,500+/- rentable square feet, located in the Townships of Burlington and Moorestown, County of Burlington and the Township
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of West Deptford, County of Gloucester, State of New Jersey (hereinafter referred to collectively as the "Premises"). The Lands and Improvements are
known and designated by address and by Block and Lot on the Townships' Tax Maps, as set forth on Schedule "B", attached hereto and made a part hereof, and are more particularly described on Schedule "C", attached hereto and made a part hereof. Title to a particular Property (as hereinafter defined) shall be conveyed to Cali Realty and/or Cali Sub, at Purchaser's election.
                  (b) This sale includes, for no additional consideration, all of the right, title and interest, if any, of Sellers in and to the following:
                           (i)  All fixtures, equipment and articles of
personal property owned by each Seller, attached to or used in the operation of each Premises to the extent that they are located on the Premises on the date hereof, which property is set forth on Schedule "D" attached hereto and made a part hereof, and any replacements or substitutions therefor and additions thereto ("Personal Property"), all trade names and fictitious names used by any Seller(s) in connection with any Premises ("Names"), and all documents, records and books of account relating to the construction, ownership, leasing, operation, management, maintenance and/or financing of any Premises, which are in the possession or control of any Seller ("Records"). All of said Personal Property, Names and Records shall be included in the deeds of conveyance, Bills of Sale and/or assignments to be
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delivered at Closing (as hereinafter defined), as Purchaser may request;
                           (ii) Any land lying in the bed of any street, or
road open or proposed in front of, adjacent to, or adjoining any Premises, to the center lines thereof, and any future award, if any, for damages to said Premises by reason of change of grade of any street and all rights of way appurtenances thereto ("Appurtenant Property"); and each applicable Seller shall execute and deliver to Purchaser, at Closing or thereafter, on demand, all proper instruments for the conveyance of such title and for the assignment and collection of any such award;
                           (iii)  Each Premises and its related Personal
Property, Records, Names and Appurtenant Property at times are referred to herein as the "Property" and collectively as the "Properties".
         2. PURCHASE PRICE.
                  (a) The aggregate purchase price to be paid by Purchaser to all Sellers for the Properties is Fifty-Eight Million, Two Hundred Fifty
Thousand ($58,250,000.00) Dollars (herein called the "Purchase Price"), subject to adjustments and prorations described herein. The cash portion of the Purchase Price shall be payable by immediately available funds in accordance with wiring instructions of Sellers.
                  (b)  The Purchase Price shall be payable as follows:
                           (i)  At Closing, the sum of Forty-One Million
Eighty-Eight Thousand Six Hundred and Two and 06/100
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($41,088,602.06) Dollars;
                           (ii)  Title to the Properties shall be taken
subject to the lien of existing mortgages described in Schedule "F" ("Existing Mortgage(s)") on which the current aggregate outstanding principal balance is Seventeen Million, One Hundred Sixty-One Thousand Three Hundred Ninety-Seven and 94/100 ($17,161,397.94) Dollars; and
                           (iii)  If on the Closing Date (as hereinafter
defined), the outstanding aggregate principal balances of the Existing Mortgages shall be less than Seventeen Million, One Hundred Sixty-One Thousand Three Hundred Ninety-Seven and 94/100 ($17,161,397.94) Dollars, the cash portion of the Purchase Price shall be increased accordingly and Purchaser shall pay any additional cash at Closing.
                  (c) The Purchase Price shall be allocated among the various Properties in accordance with Schedule "E" attached hereto and made a part hereof.
         3. DEPOSIT.
                  (a) Upon the execution and delivery of this Agreement, Purchaser shall deliver to Escrow Agent (as hereinafter defined in Paragraph 3.(b) hereof) an irrevocable letter of credit in substantially the form of the letter of credit annexed hereto as Schedule "V" in the sum of Two Million ($2,000,000.00) Dollars (the "Letter of Credit").
                  (b) The Letter of Credit shall be deposited with Archer & Greiner, Esqs., attorneys for Sellers ("Escrow Agent"),
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and shall be held by Escrow Agent in accordance with the provisions of Paragraph
26 hereof, subject to the following terms:
                           (i)  At Closing, the Letter of Credit shall be
delivered to Purchaser;
                           (ii)  If this Agreement is terminated by Purchaser
pursuant to the terms of Paragraphs 4(b), 5 or 13, the Letter of Credit shall be delivered immediately to Purchaser, without application of Paragraph 26 hereof;
                           (iii)  If this Agreement is terminated by
Purchaser for any other reason, including due to Seller's default, the Letter of Credit shall be delivered to Purchaser, subject to the terms of Paragraph 26 hereof;
                           (iv)  If this Agreement is terminated due to
Purchaser's default, the Letter of Credit shall be delivered to Seller as liquidated damages pursuant to Paragraph 18 hereof, subject to the terms of Paragraph 26 hereof.
         4. MORTGAGE CONTINGENCY.
                  (a) This Agreement and all of Purchaser's obligations
hereunder are strictly contingent upon Sellers obtaining the written consent of all mortgage holders ("Mortgagee(s)") of the Existing Mortgages and Purchaser taking title to the Properties subject to the Existing Mortgages and without recourse (except the Property encumbered by the mortgage held by First Union National Bank ("First Union"), which, absent an agreement between Purchaser and First Union to the contrary, shall be taken subject
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to recourse). A schedule setting forth each Existing Mortgage, the identification of each Property encumbered thereby ("Mortgaged Premises"), the name and address of each Mortgagee, the face amount, outstanding principal balance, term, maturity date, interest rate and amount and frequency of periodic payment and the date to which payment has been made of each Existing Mortgage is attached hereto and made a part hereof as Schedule "F".
                  (b) In the event the aforesaid conditions shall not be satisfied on or before Closing, Purchaser shall have the right to declare this Agreement terminated and of no further force and effect, whereupon Escrow Agent shall deliver to Purchaser the Letter of Credit. Notwithstanding the foregoing:
(i) if one or more Mortgagees do not consent to Purchaser taking title to a Property or Properties subject to such Mortgagees' Existing Mortgages, and if the portion of the Purchase Price allocated to the Properties encumbered by such Existing Mortgages as set forth on Schedule "E" is less than ten (10%) percent of the Purchase Price, then this Agreement shall be null and void with respect to such Property or Properties, the Purchase Price shall be reduced accordingly and the parties shall proceed to Closing hereunder with respect to all remaining Properties; and (ii) if one or more Mortgagees do not consent to Purchaser taking title to a Property or Properties subject to such Mortgagees' Existing Mortgages, and if the portion of the Purchase Price allocated to the Properties encumbered by such Existing Mortgages as set forth on Schedule
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"E" is ten (10%) percent or more of the Purchase Price, then Purchaser, in addition to its rights set forth in clause (i) above, also shall have the right, by notice to Seller, to terminate this Agreement. Notwithstanding the foregoing, Seller shall have the right, by notice to Purchaser delivered within five (5) days after the date Purchaser has elected to terminate this Agreement, to negate Purchaser's termination by agreeing to pay all Existing Mortgages (including, all premiums, penalties and fees) at the Closing.
                  (c) Sellers shall utilize their best efforts to obtain the written consent of each Mortgagee to the following:
                           (i)  The transfer of title of the Mortgaged
Premises to Purchaser, subject to the Existing Mortgage, without recourse
(except for the Existing Mortgage held by First Union), and the amount of all fees and costs (including reasonable legal fees) to be paid to each Mortgagee (including, brokers) in connection therewith ("Transfer Fees"); and
                           (ii)  The pre-payment at or following Closing of
the balance of the Existing Mortgage, including the amount of all pre-payment fees and penalties, if any, in connection therewith ("Pre-Payment Fees").
                  (d) Purchaser shall pay the first One Hundred Fifty Thousand ($150,000.00) Dollars on account of all Transfer Fees and Pre-Payment Fees; Sellers shall pay all Transfer Fees and Pre-Payment Fees in excess of One
Hundred Fifty Thousand ($150,000.00) Dollars up to and including Two Hundred Thousand
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($200,000.00) Dollars; and Purchaser shall pay all Transfer Fees and Pre-Payment
Fees in excess of Two Hundred Thousand ($200,000.00) Dollars.
                  (e) Purchaser shall have the sole and absolute right to determine which Existing Mortgages shall be pre-paid at or following Closing and shall pay all Pre-Payment Fees in connection therewith.
                  (f) To the extent that Purchaser elects to pre-pay any
Existing Mortgage at Closing, the Purchase Price shall not change and Purchaser shall be required to increase the cash portion of the Purchase Price by an amount equal to the then outstanding principal balance of such Existing Mortgage (excluding, any prepayment premiums, penalties and fees), which additional cash portion shall be paid to the applicable Mortgagee and shall not increase the portion of the Purchase Price to be paid to Sellers.
                  (g) At Closing, each applicable Seller shall deliver to Purchaser an estoppel certificate from its Mortgagee, dated not more than thirty
(30) days prior to Closing, in substantially the form attached hereto and made a part hereof as Schedule "G" ("Mortgagee Certificate(s)"), which shall include as to each Existing Mortgage, the following:
                           (i)  the face amount of the mortgage;
                           (ii)  the amount of the outstanding principal
balance;
                           (iii)  the maturity date;
                           (iv)  the interest rate;
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                           (v)  the amount and frequency of periodic
payments;
                           (vi) the date to which payments have been made; (vii) the existence of any event of default by either mortgagor or Mortgagee and/or of any circumstance which with the passage of time and/or which with the giving of notice would constitute an event of default by either mortgagor or Mortgagee, if not cured;
                           (viii)  the amount of any escrows held by
Mortgagee;
                           (ix)  copies of any notices of default sent by
Mortgagee to the applicable Seller or received from the
applicable Seller; and
                           (x)  copies of any notices sent by Mortgagee to
any tenant of the Mortgaged Premises or received from any such tenant.
         5. TITLE.
                  (a) Each Seller shall convey title to each Property which it owns and Purchaser shall accept Marketable Title (as hereinafter defined), subject only to the encumbrances set forth on Schedule "H" ("Permitted Encumbrances"). Marketable Title shall mean that fee title to each of the Properties is vested in the applicable Seller and shall be insured as such by a title company selected by Purchaser (herein referred to as the "Title Company") at standard rates, that all of the Improvements shall remain in their present location; and that Purchaser shall not
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incur any damage, cost or expense resulting from any encroachment or overlap affecting any of the Properties. Title Company shall certify that the applicable Seller has the right, authority and power to enter into and to perform its obligations hereunder. The legal description in the Binders (as hereinafter defined) and in the Deeds (as hereinafter defined) shall be in accordance with current surveys or existing surveys with accompanying survey affidavits from the applicable Seller, satisfactory to Title Company and Purchaser.
                  (b) Purchaser, at its cost and expense, shall order title insurance binders and current surveys for each Property (herein referred to as the "Binders" and "Surveys" respectively) and prior to the expiration of the Due Diligence Period shall deliver to Sellers' attorney notice of any objections to title and/or the Surveys which are not Permitted Encumbrances. After the execution hereof, no further liens, encumbrances, easements or restrictions shall be created or filed ("Subsequent Encumbrances") on or with respect to any of the Properties. Each Survey shall include the information set forth on Schedule "I" attached hereto and made a part hereof and each Binder, at the request of Purchaser, shall contain the following endorsements so that at Closing, Title Company will issue Owner's Policies of Title Insurance (American Land Title Association Owner's Policy - 1992, or equivalent, in Purchaser's sole judgment), in the full amount of the allocated Purchase Price for each Property (the "Title Policy" or "Title Policies"):
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                           (i)  a zoning endorsement certifying that the
insured Property is not subject to any ordinance, regulation or restriction which in any way would prohibit or restrict the construction, maintenance and/or use of the insured Property for its present use;
                           (ii) an endorsement insuring contiguity between or
among all of the tracts or parcels of land comprising the insured
Property;
                           (iii)  an endorsement deleting any coverage
exclusions with respect to creditor's rights; and
                           (iv) an endorsement affirmatively insuring access
to public streets, highway and roadways.
         If any Binder discloses any exceptions, liens, encumbrances, defects or objections other than the Permitted Encumbrances or if, after execution hereof, a Subsequent Encumbrance shall be placed against any of the insured Property (herein collectively called the "Title Defect(s)"), then Purchaser shall have the right to: (i) require Sellers to use best efforts to cure any such Title Defects provided that the cost to cure such Title Defects together with the
Costs of Compliance (as hereinafter defined) do not exceed the Environmental Threshold (as hereinafter defined) (except that Sellers shall be obligated to cure any Title Defects which can be removed solely by the payment of a sum of money); (ii) attempt to cure any such Title Defect; (iii) accept such title as Sellers shall be able to convey and proceed to Closing without reduction in the Purchase Price; (iv)
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cause a title report and title insurance policy to be issued by another title company without such Title Defect; (v) elect not to purchase such insured Property and to proceed to purchase the remaining Properties, in which event, the Purchase Price shall be reduced by an amount based on the allocation of the Purchase Price set forth on Schedule "E", provided, however, if Seller gives notice to Purchaser within five (5) days after Purchaser's election under this subparagraph (v) that Seller intends to cure such Title Defects and thereafter cures such Title Defects in accordance with the terms of this Agreement within thirty (30) days after receipt of notice from Purchaser of its election under this subparagraph (v), then such Property shall be included in the sale pursuant to the terms of this Agreement; and/or (vi) if the portion of the Purchase Price allocated to the Properties affected by Title Defects is ten (10%) percent or more of the Purchase Price, declare this Agreement null and void, whereupon Purchaser shall be entitled to the return of the Letter of Credit; provided, however, if Seller gives notice to Purchaser within five (5) days after Purchaser's election under this subparagraph (vi) that Seller intends to cure such Title Defects and thereafter cures such Title Defects in accordance with the terms of this Agreement within thirty (30) days after receipt of notice from Purchaser of its election under this subparagraph (vi), then Purchaser's notice of termination shall be deemed rescinded. The right of Purchaser to terminate this Agreement may be exercised following the exercise of its other rights
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hereunder. The time of Closing shall be extended for a period of up to sixty
(60) days, if necessary, to permit Purchaser to pursue the exercise of its rights hereunder.
                  (c) If at Closing there are liens or encumbrances against any of the Properties other than Permitted Encumbrances, Sellers may use any portion of the cash Purchase Price to satisfy same, provided Sellers, at Closing, either shall: (1) deliver to Purchaser instruments in recordable form sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments; or (2) deposit with Title Company sufficient monies acceptable to Title Company to insure obtaining and recording of such satisfactions and the issuance of a Title Policy for such Property to Purchaser free and clear of any such liens or encumbrances, but only to the extent that such liens or encumbrances are in favor of and held by institutional lenders. The existence of any such liens or encumbrances shall not be deemed objections or exceptions to title if Sellers shall comply with the foregoing requirements.
                  (d) If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of any Seller or any predecessor in title, such Seller, on request, shall deliver to Title Company, an affidavit showing that such judgments, bankruptcies or other returns are not against such Seller or such predecessors in interest of such Seller.
         6. REPRESENTATIONS, WARRANTIES AND COVENANTS.
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                  (a) Sellers acknowledge that all representations and
warranties set forth in this Agreement presently are true and accurate and shall remain true and accurate as of the Closing Date, it being acknowledged that Purchaser is relying on all of said representations and warranties, and that each of the representations and warranties set forth in this Agreement is of the essence hereof, notwithstanding any investigation, review, examination or other acts or conduct of Purchaser, its agents or representatives relating to or in connection with, any representation or warranty contained in this Agreement. In addition to any other representations, warranties and/or covenants contained in this Agreement, Sellers make the following additional representations, warranties and/or covenants:
                           (A)  Schedule "A" sets forth the correct and full
name, address, form of entity and state of formation (if applicable) of each Seller and each Seller is fee owner of the Premises set forth opposite its name, subject only to the Permitted Encumbrances;
                           (B)  Sellers have delivered to Purchaser true,
correct and complete copies of any applicable certificate of incorporation, certificate of formation, certificate of limited partnership, trade name certificate, Shareholders' Agreement, Operating Agreement, Limited Partnership Agreement, Partnership Agreement, Trust Agreement, By-Laws and all other governing documents of each Seller entity and each participant of each Seller entity or participant (as applicable) (referred to herein
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singularly and collectively as "Organizational Document(s)");
                           (C)  Each Seller is duly organized, validly
existing and in good standing in its state of formation and is in good standing in New Jersey, has the right and authority to execute this Agreement and to consummate this transaction in accordance with the provisions hereof and all persons executing this Agreement and all other applicable documents on behalf of each Seller have the right, power and authority to do so. Sellers shall provide Purchaser true copies of their authority and appropriate resolutions ("Sellers' Resolutions") ratifying Sellers' entering into this Agreement, and authorizing Sellers' sale of the Properties to Purchaser in accordance with the terms of this Agreement;
                           (D)  Each Seller owns and shall convey to
Purchaser its fixtures, Personal Property, Names and Records, free and clear of all liens and encumbrances, except for the Permitted Encumbrances;
                           (E)  Schedule "F" sets forth the correct name and
address of each Mortgagee and all of the information set forth in Schedule "F"
is true, complete and accurate. No party to any Existing Mortgage is in breach or default thereunder, and nothing has occurred which with the passage of time and/or with the giving of notice could constitute a breach or default thereunder. Sellers previously have delivered to Purchaser, or within ten (10) days from the date hereof shall deliver to Purchaser, true and complete copies of all Existing Mortgages, all notes or other
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evidence of indebtedness secured by each Existing Mortgage, all other collateral delivered to each Mortgagee and all other documentation in connection therewith ("Loan Documents"). No Seller shall extend or modify any Loan Document(s) nor request any Mortgagee to waive any of the terms thereof, without in each instance, the prior consent of Purchaser;
                           (F)  Sellers have no knowledge of and have not
received any notice(s) of, any violations of law, code, ordinances, rule, regulation or requirements noted in or issued by any governmental department having authority with respect to any of the Properties, except as otherwise provided herein. Sellers shall deliver to Purchaser true copies of any such notice(s) received after the date hereof, forthwith on receipt thereof, and each such notice shall be complied with by Sellers, at their sole cost and expense, prior to Closing, or as otherwise agreed upon between the parties;
                           (G)  Schedule "J" annexed hereto and made a part
hereof contains a complete and accurate statement of all tenants who are occupying space at each Property as of the date of this Agreement ("Tenant(s)"), each of whom is in occupancy pursuant to a written lease agreement (referred to herein collectively as "Leases" and individually as a "Lease"). As to each Property, Schedule "J" contains: (i) the complete and accurate name of each Tenant; (ii) the commencement date of each Lease; (iii) the termination date of each Lease; (iv) the renewal, extension or other rights or options, if any, for existing, additional and/or
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other space granted by each Lease, and whether said rights or options have been exercised; (v) the current base rent being paid by each Tenant; (vi) the current additional rent being paid by each Tenant (itemized); (vii) the date the last base and additional rent were paid by each Tenant and the period covered by said payment; (viii) the amount of the security deposit being held by the applicable Seller, if any, for each Tenant and the amount of interest accrued thereon, if interest is required to be paid to any Tenant; (ix) any future concession, rebate, allowance, free rent period or other considerations; (x) any right of each Tenant to purchase or acquire an ownership interest in all or any portion of the Property; and (xi) any breach or default by landlord or Tenant in accordance with the provisions of subparagraph (I) below. There are no tenants, licensees, concessionaires or other occupants of any of the Properties except for Tenants set forth on Schedule "J". At the Closing, Sellers will provide Purchaser with an updated Schedule "J" and the terms "Tenant(s)" and "Lease(s)" shall include those created after the date hereof, as applicable. At the
Closing, each Seller will assign to Purchaser, and Purchaser will assume from each Seller, all of the applicable Seller's interest in the Leases and the security deposits, by execution and delivery of the assignment and assumption of leases ("Assignment and Assumption of Leases") in the form annexed hereto and made a part hereof as Schedule "K". At the Closing, the parties agree to execute letters notifying all Tenants of the sale of the
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Properties to Purchaser ("Tenant Notice") in the form annexed hereto and made a part hereof as Schedule "L";
                           (H)  True and complete copies of the Leases and
all amendments or modifications thereto have been given to
Purchaser for each Tenant listed on Schedule "J".  There are no amendments or modifications to the Leases which have not been provided to Purchaser;
                           (I) The Leases are in full force and effect.
Neither the applicable Seller nor, except as set forth on Schedule "J", any Tenant is in breach or default of its Lease obligations, and to the best of Seller's knowledge, nothing has occurred which, with the passage of time and/or with the giving of notice, might result in the applicable Seller or any Tenant being in breach or default of its Lease obligations;
                           (J)  All obligations of the applicable Seller
pursuant to the Leases with respect to performance of work or installation of equipment in all respects have been completed;
                           (K)  No Tenant is entitled to receive or has been
offered or given any free rent, rent concessions, rebates, allowances or other considerations which would be effective for any period after the date of this Agreement, except as set forth in the Leases listed on Schedule "J", and no Tenant has made a claim for any of the foregoing, except as otherwise herein provided;
                           (L)  To the best of Seller's knowledge, there are
no claims, offsets or charges asserted by any Tenant against
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rent, security deposit or any other payment to be made by such
Tenant;
                           (M) No person or entity, other than the aforesaid
Tenants or any future tenant pursuant to a lease entered into in the ordinary course of business in accordance herewith, has or shall have any right to use, utilize or occupy any Property or any part thereof, either as a tenant or otherwise;
                           (N)  Sellers shall obtain and deliver to
Purchaser, on or before the Closing, a duly executed estoppel certificate ("Estoppel Certificate") in the form annexed hereto as Schedule "M" dated not more than fifteen (15) days prior to Closing, from each Tenant occupying more than six thousand (6,000) square feet of space within any Property and from seventy-five (75%) percent of the remaining Tenants of each Property;
                           (O)  From and after the date of this Agreement,
without Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed, no Seller shall: (i) accept prepayment of rent more than one month in advance from any Tenant; (ii) grant any free rent, rent concession, rebate, allowance or other consideration; (iii) modify or amend any Leases; (iv) accept the surrender of any Leases (except for such Leases as may terminate pursuant to their present terms); or (v) enter into any new leases or other occupancy, license or concession arrangements with Tenants or any other person or entity for the use of any portion of the Property;
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                           (P)  Except as otherwise provided herein in
Schedule "N" annexed hereto, there are no brokerage commissions or other fees due in connection with the rental of any space at any of the Properties, there will be no obligation for such commissions or fees due at the Closing, and there will be no obligations for such commissions or fees due after the Closing, including, without limitation, any obligation to pay commissions or fees in connection with the renewal or extension of the term of any Leases. All brokerage commissions in connection with the leasing of any space in any of the Properties, whether due prior to Closing or thereafter, on account of the continued occupancy by any Tenant for the lease term in effect at Closing, shall be paid by Sellers at Closing or allowed as a credit against the Purchase Price by Sellers at Closing. All brokerage commissions in connection with the leasing of any space in any of the Properties on account of any unexercised renewal, extension or taking of other space at the time of Closing shall be paid by Purchaser. Each party shall indemnify, defend and hold the other harmless from and against any and all costs and liabilities incurred by such party as a result of the falsity of the aforesaid representation or the breach of the aforesaid obligation;
                           (Q)  Schedule "X" annexed hereto and made a part
hereof sets forth a list of all Certificates of Occupancy relating to the Properties which are in the possession or control of Sellers. All such Certificates of Occupancy have been
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delivered to Purchaser or shall be delivered to Purchaser within ten (10) days from the date hereof. At Closing, each Seller shall deliver to Purchaser an assignment (to the extent lawfully assignable) of all of its right, title and interest in: (i) any existing Certificate of the Board of Fire Underwriters covering each Property; (ii) any permits or licenses it may have pertaining to each Property; (iii) all available site and building plans and specifications relating to each Property; and (iv) all available Certificates of Occupancy;
                           (R)  All existing guarantees and warranties which
each Seller has received from contractors, subcontractors, manufacturers, materialmen, distributors, sellers or others, regarding all or any portion of the Property ("Guarantees") are set forth on Schedule "O" attached hereto and made a part hereof. At Closing, each Seller shall assign to Purchaser all of its right, title and interest in and to all Guarantees;
                           (S)  All service, maintenance, vending,
concession, license, agency or other agreements affecting the Property or the operation thereof ("Contract(s)") will be in force at the Closing and a true and complete list of all Contracts are set forth on Schedule "P" annexed hereto and made a part hereof. True copies of all Contracts have been delivered to Purchaser or shall be delivered to Purchaser within ten (10) days of the date hereof. Any or all such Contracts, upon Purchaser's request, shall be assigned by the applicable Seller to Purchaser at Closing and all Contracts are cancelable on not more than
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thirty (30) days' notice. On request of Purchaser, Sellers shall cancel any or all of such Contracts as of the Closing Date. Between the date hereof and the Closing, no Seller shall renew, extend, modify or terminate any of said
Contracts or enter into any other contract and/or agreement affecting the Property or the operation thereof without the consent of Purchaser in each instance first being obtained. No party to any Contract is in breach or default thereunder, and to Seller's knowledge, nothing has occurred which with the passage of time and/or with the giving of notice could constitute a breach or default thereunder;
                           (T)  There are no, and at the time of Closing
there shall not be any, employment, collective bargaining or union agreements affecting the Properties or the operation thereof or any deferred income or retirement plans in effect;
                           (U)  There are no actions, suits, labor disputes,
litigation or proceedings ("Action(s)") pending or, to the knowledge of Sellers, threatened against or affecting any Seller or any of the Properties, the environmental condition thereof or the operation thereof at law or in equity or before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality, nor do Sellers have knowledge of any basis for any such Action, which, if determined adversely to any Seller, in any way would affect the Property or the operation thereof other than as set forth on Schedule "R" annexed hereto and made a part hereof. None of the Actions listed on Schedule "R" nor any subsequent Actions will be settled, either prior to or after Closing, without Purchaser's consent, nor will any Seller take any material actions in connection therewith without first notifying Purchaser;
                           (V)  None of Sellers has nor prior to Closing
shall: make a general assignment for the benefit of creditors; file a voluntary petition in bankruptcy; be by any court adjudicated a bankrupt; take the benefit of any insolvency act; be dissolved or liquidated, voluntarily or involuntarily; or have a receiver or trustee appointed in any proceedings;
                           (W)  Sellers have no knowledge and have received
no notice of any application for any zoning change or pending zoning ordinance or amendment, which would affect any of the Properties;
                           (X)  The execution, delivery and performance of
this Agreement in accordance with its terms does not violate any contract, agreement, commitment, order, judgment, decree, law, regulation or ordinance to which any Seller is a party or by which any Seller is bound or as to which any of its assets is subject;
                           (Y)  No Seller has entered into any commitment or
any agreement or understanding with any municipality, county, state or federal government agency or authority which would require the installation of any improvements or the incurring of any cost or expense affecting any of the Properties or otherwise;
                           (Z)  Each Seller presently maintains and shall
continue to maintain until Closing policies of insurance in accordance with Schedule "S" attached hereto and made a part hereof;
                           (AA) No Seller has any knowledge of any Federal,
State or local plans to change the highway or road system in the vicinity of any of the Properties or to restrict or change access from any such highway or road to any of the Properties or of any pending or threatened condemnation of any of the Properties or any part thereof or of any plans for improvements which might result in a special assessment against any of the Properties;
                           (BB) No services, material or work have been
supplied by any Seller's contractors, subcontractors or materialmen with respect to any of the Properties for which payment has not been made in full. If, subsequent to the Closing Date, any mechanic's or other lien, charge or order for the payment of money shall be filed against any of the Properties or against Purchaser or Purchaser's assigns, based upon any act or omission, or alleged act or omission before or after the Closing Date, of any Seller, its agents, servants or employees, or any contractor, subcontractor or materialmen connected with the construction and completion by any Seller of improvements at any of the Properties, or repairs made to any of the Properties by or on behalf of any Seller (whether or not such lien, charge or order shall be valid or enforceable as such), within ten (10) days after notice to Sellers of the filing thereof, Sellers shall take such action, by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against such Property;

                           (CC) Each Seller has provided Purchaser with all
reports and documents set forth on Schedule "Q", which are all of the Environmental Documents (as defined in Paragraph 14.(g)(iv) hereof) in its possession or under its control related to the physical condition of its respective Property. In addition, each Seller has provided Purchaser with all books and records necessary for Purchaser to conduct its due diligence of such Property;
                           (DD) No Seller has knowledge of any notices,
suits, investigations or judgments relating to any violations of any laws, ordinances or regulations affecting the Property, (including, without limitation, Environmental Laws [as defined in Paragraph 14.(g)(v) hereof]), or any violations or conditions that may give rise thereto, and has no reason to believe that any "Governmental Authority" (as defined in Paragraph 14.(g)(vi) hereof) contemplates the issuance thereof, and there are no outstanding orders, judgments, injunctions, decrees, directives or writ of any Governmental Authority against or involving any Seller or any of the Property;
                           (EE) Except as disclosed on Schedule "T" attached
hereto and made a part hereof:
                                    (1) and except as disclosed in the
environmental reports set forth on Schedule "Q", to the best of Seller's knowledge, there are no Contaminants (as defined in Paragraph 14.(g)(i) hereof) on, under, at, emanating from or affecting any of the Properties, except those in compliance with all applicable Environmental Laws;
                                    (2)  and except as disclosed in the
environmental reports set forth on Schedule "Q", no Seller, nor to any Seller's knowledge, any current occupant, any prior owner or occupant, of any Property has received any Notice (as defined in Paragraph 14.(g)(ix) hereof) or advice from any Governmental Authority or any other third party with respect to Contaminants on, under, at, emanating from or affecting any of the Property and, to each Seller's knowledge, no Contaminants have been Discharged (as defined in Paragraph 14.(g)(ii) hereof) which would allow a Governmental Authority to demand that a cleanup be undertaken;
                                    (3) no portion of any Property has ever been
used by any Seller or, to any Seller's knowledge, any former owner or current or former occupant to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer or process Contaminants, whether or not any of those parties has received Notice or advice from any Governmental Authority or any other third party with respect thereto in violation of Environmental Laws;
                                    (4) no portion of any Property now is or, to
any Seller's knowledge, ever has been used as a Major Facility (as defined in Paragraph 14.(g)(vii) hereof) and no Seller shall use, nor permit use of any portion of the Property for that purpose;
                                    (5) no Seller has transported any

Contaminants, nor to any Seller's knowledge has any current or former occupant or former owner transported Contaminants from any Property to another location which was not done in compliance with all applicable Environmental Laws;
                                    (6) no ss. 104(e) informational request has
been received by Seller issued pursuant to CERCLA (as defined in Paragraph 14.(g)(i) hereof);
                                    (7) to the best of Seller's knowledge, there
is no asbestos or asbestos containing material in any friable state or otherwise in violation of Environmental Laws on any of the Properties;
                                    (8) to the best of Seller's knowledge, all
transformers and capacitators containing polychlorinated biphenyls ("PCBs"), and all "PCB Items", as defined in 40 C.F.R.
ss. 761.3, located on or affecting any Property are identified in Schedule "AA" and are in compliance with all Environmental Laws;
                                    (9) to the best of Seller's knowledge, there
are no above ground storage tanks or Underground Storage Tanks (as defined in Paragraph 14.(g)(xi) hereof) at any of the Properties, regardless of whether such tanks are regulated tanks or not;
                                    (10) to the best of Seller's knowledge, all
pre-existing above ground storage tanks and Underground Storage Tanks at all of the Properties have been removed and their contents disposed of in accordance with and pursuant to Environmental Laws;

                                    (11) to the best of Seller's knowledge, none
of the Properties has been used as a sanitary landfill facility as defined in the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.;
                                    (12) each Seller and, to the best of
Seller's knowledge, each occupant of each Property have all environmental certificates, licenses and permits ("Permit") required to operate the Property and there is no violation of any statute, ordinance, rule, regulation, order, code, directive, or requirement, including, without limitation, Environmental Laws, with respect to any Permit, nor any pending application for any Permit;

                                    (13) None of the Improvements located on the
Properties have been constructed or installed in violation of any wetlands regulations administered by the United States of America, Army Corps of Engineers, the Environmental Protection Agency or NJDEP (as defined in Paragraph 14.(g)(viii) hereof);
                                    (14) there are no federal or state liens as
referred to under CERCLA or the Spill Act (as defined in Paragraph 14.(g)(i) hereof) that have attached to any of the Properties;
                                    (15) no Seller in the past has and does not
now own, operate or control any Major Facility;
                                    (16) no Seller has nor to the best of
Seller's knowledge has any Seller permitted any occupant to engage in any activity on the Property in violation of Environmental Laws;

                                    (17) to the best of Seller's knowledge, all
of the Properties are in material compliance with Environmental
Laws;
                                    (18) to the best of Seller's knowledge,
there are no engineering or institutional controls at any of the Properties, including without limitation, any deed notice, declaration of environmental restriction, groundwater classification exception area or well restriction area pursuant to N.J.S.A. ss. 13:1E-56 or N.J.S.A. 58:10B-13; and

                                    (19) to the best of Seller's knowledge, the
Freshwater Wetlands Exemption Letter (the "Letter") attached hereto and made a part hereof as Schedule "U", dated June 13, 1990, with respect to the Properties referred to therein, is in full force and effect; all of the terms of the Letter have been complied with in full; and NJDEP has no right to void the Letter on the basis that the terms have not been complied with in full. Notwithstanding any contrary provision in this Agreement concerning the survival of representations and warranties, this representation and warranty shall survive the Closing without limitation.
                  (b) Purchaser hereby represents, warrants and covenants the following:
                           (A)  Burlington Commerce Realty Associates, L.P.
is a limited partnership of the State of New Jersey and Mack-Cali
Realty, L.P. is a limited partnership of the State of Delaware, and each is in good standing, has the right and authority to execute this Agreement and to consummate this transaction in accordance with the provisions hereof and all persons executing this Agreement and all other applicable documents on behalf of Purchasers, have the right, power and authority to do so;
                           (B)  The execution, delivery and performance of
this Agreement in accordance with its terms does not violate any contract, agreement, commitment, order, judgment, decree, law, regulation or ordinance to which Purchaser is a party or by which it is bound or as to which any of its assets is subject; and
                           (C)  Purchaser shall provide Sellers true copies
of authorization ("Purchaser's Authorization") authorizing or ratifying Purchaser's entering into this Agreement and authorizing Purchaser's purchase of all of the Properties from Sellers in accordance with the terms of this Agreement.
                  (c) In the event that either party knows or learns that any of the representations contained in this Agreement are false or no longer are true and accurate, such party forthwith shall deliver notice of such fact to the other party, and the other party shall proceed diligently to cure or remedy such misrepresentations. In the event that such misrepresentations cannot or shall not be cured within thirty (30) days following delivery of notice thereof, then the notifying party shall have the right either (i) to elect, nevertheless, to close title to the Properties in accordance with the provisions of this Agreement, (ii) to elect not to purchase the Property or Properties affected by the misrepresentation and proceed with the purchase of the remaining Properties, in which event, the Purchase Price shall be reduced by an amount based on the allocation of the Purchase Price set forth on Schedule "E", or (iii) to declare this Agreement null and void, by notice delivered to the non-curing party. The termination of this Agreement pursuant to this Paragraph 6 shall not release the misrepresenting party from any liability it may otherwise have to the other party by reason thereof.
                  (d) Whenever in this Paragraph 6, a representation and/or warranty is made to the knowledge of any Seller, knowledge of such Seller shall mean the actual knowledge of William G. Price Jr. and/or John S. McGarvey, without any independent investigation other than reviewing the applicable representation and/or warranty.
                  (e) The representations and warranties made by Sellers in Paragraphs 6(D), (G), (H), (J), (M), (P), (X), (Y), (AC), (AD), and (AE) shall survive the Closing for the applicable statute of limitations. The representations and warranties made by Sellers in Paragraphs 6(A), (B), (C),
(E), (F), (I), (K), (L), (N), (O), (Q), (R), (S), (T), (U), (V), (W), (Z), (AA),
and (AB) shall survive the Closing for a period of one (1) year; provided, however, that no claims for indemnification under Paragraphs 6(A), (B), (C),
(E), (F), (I), (K), (L), (N), (O), (Q), (R), (S), (T), (U), (V), (W), (Z), (AA)
and (AB) with respect to a breach of any representation or warranty referred to above in this sentence may be maintained by Purchaser unless Purchaser shall have delivered notice to Sellers specifying the nature of such claim, which notice shall be delivered on or before the date which is one (1) year after the Closing Date (the "Survival Date"). Upon the giving of such notice as aforesaid, Purchaser shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of its rights under this Agreement. The representations and warranties made by Purchaser in Paragraph 6 shall not survive the Closing. Sellers shall not be liable to Purchaser for the first Ten Thousand ($10,000.00) Dollars of damages suffered by Purchaser in the aggregate with respect to the Properties on account of breaches of any representations or warranties by Sellers hereunder, including reasonable professional fees and costs incurred as a result thereof, nor for any damages in excess of One Million One Hundred Sixty-Five Thousand ($1,165,000.00) Dollars; provided, however, that the limitations set forth in this sentence shall not apply to damages suffered by Purchaser on account of breaches of the representations or warranties set forth in Paragraphs 6(P), 6(AC), 6(AD), 6(AE), 14 and 17. Purchaser shall not be liable to Sellers for the first Ten Thousand ($10,000.00) Dollars of damages suffered by Sellers in the aggregate on account of breaches of any representations or warranties made by Purchaser hereunder, including reasonable professional fees and costs incurred as a result thereof, nor for any damages in excess of One Million One Hundred Sixty-Five Thousand ($1,165,000.00) Dollars.

         7. LEASES AND TENANCIES.
                  (a) If any claim is made against Purchaser by any Tenant asserting an offset against rent or otherwise, including any rent over-charges or failure to provide services, with respect to any matter which arose prior to Closing, Sellers shall indemnify and hold Purchaser harmless for all losses, damages and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred by Purchaser in connection thereof. After Purchaser shall receive notice of a claim that may give rise to an indemnity hereunder, Purchaser shall notify Seller; provided, however, the failure to give any notice shall not relieve Sellers from any liability hereunder unless such failure impairs the right to defend such action. In the event any claim is brought against Purchaser with respect to which Sellers may have liability under the indemnity agreement contained in this Paragraph 7.(a), the claim may, upon written agreement of Sellers that they are obligated to indemnify against the particular claim under the indemnity agreement contained herein, be settled by Sellers with the prior written consent of Purchaser, which shall not be unreasonably withheld.
                  (b) Purchaser shall assume the Leases following the Closing and shall indemnify and hold Sellers harmless for all losses, damages and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred by the applicable Seller arising from any claim by a Tenant in respect to any obligation to Tenant assumed by Purchaser or any advance rental credited to Purchaser. After Sellers shall receive notice of a claim that may give rise to an indemnity hereunder, Sellers shall notify Purchaser; provided, however, the failure to give any notice shall not relieve Purchaser from any liability hereunder unless such failure impairs the right to defend such action. In the event any claim is brought against Sellers with respect to which Purchaser may have liability under the indemnity agreement contained in this Paragraph 7.(b), the claim may, upon written agreement of Purchaser that it is obligated to indemnify against the particular claim under the indemnity contained herein, be settled by Purchaser with the prior written consent of Sellers, which shall not be unreasonably withheld.
                  (c) Sellers agree not to apply or return any security deposit in whole or in part between the date hereof and Closing, except for a Tenant who has vacated the Property or for Leases expiring prior to Closing. At the Closing, each Seller shall turn over to Purchaser all Tenant security deposits plus any interest earned thereon for the benefit of Tenant together with an updated Schedule "J". Sellers shall indemnify Purchaser for any claims made, suits commenced or judgments entered in connection with the security deposits for the period through the Closing Date and Purchaser shall indemnify the applicable Seller for any claims made, suits commenced or judgments entered into in connection with all security deposits for the period subsequent to the Closing Date.
                  (d) After the date hereof, Seller shall be permitted to lease the Properties subject to and in accordance with the following:
                           (i)   Seller shall interview prospective tenants,
make credit and reference checks of prospective tenants and furnish such information to Purchaser;
                           (ii) the proposed tenant shall be a reputable
entity with sufficient financial means to perform all of its obligations under the proposed lease;
                           (iii)  all leases shall be written and be in
substantially the form of lease approved by Purchaser;
                           (iv)  all leases shall be the result of arms'-
length negotiations, shall provide for "market" rental rates and other market terms (and shall not contain any terms which would adversely affect Purchaser's REIT qualification); and
                           (v)  Seller shall obtain Purchaser's prior written
consent to each lease before executing same.
         8. CLOSING.
                  (a) Closing shall occur at 10:00 a.m. at the offices of Archer & Greiner, One Centennial Square, Haddonfield, New Jersey on January 28, 1998, or at such other date, time and/or place as the parties may agree upon; provided, however, that if such date shall be a Saturday, Sunday or legal holiday, then Closing shall take place on the first business date thereafter (herein referred to as the "Closing" and the "Closing Date" respectively).
                  (b) At Closing, the following shall be executed and/or delivered:
                           (i)  By Sellers:
                                    (A) The Deeds [as hereinafter described in
subparagraph (c)];
                                    (B) Each Seller's certification that the
representations and warranties set forth in this Agreement are true and accurate as of the Closing;
                                    (C) Each Seller's affidavit of title, the
form and substance of which shall be subject to the reasonable approval of Title Company and Purchaser's attorneys;
                                    (D) Sellers' Resolutions;
                                    (E) Bill(s) of Sale and/or assignments if so
requested by Purchaser;
                                    (F) The Assignment and Assumption of Leases
together with schedules of security deposits paid by Tenants and any applications thereof made by each Seller. At Closing, Sellers shall pay to Purchaser by separate certified check or allow as a credit against the Purchase Price, the aggregate amount of all security deposits held under Leases;
                                    (G) The original Leases and all amendments,
modifications and guarantees thereto, and all brokerage commission agreements;
                                    (H) The Tenant Notice to Tenants;
                                    (I) Survey affidavit(s), if so requested by
Purchaser;
                                    (J) Certifications of non-foreign status in
accordance with Internal Revenue Code Section 1445, as amended;
                                    (K) Keys to all doors to, and equipment and
utility rooms located in all of the Properties, which keys shall be properly tagged for identification;
                                    (L) An endorsement to all transferable
insurance policies, if any, approved by Purchaser, naming Purchaser as the party insured, together with the original of each such policy;
                                    (M) A complete set of as-built plans and
specifications and permanent certificates of occupancy for each building and improvement comprising a part of the Property, which are in the possession or control of Sellers;
                                    (N) All original licenses and permits
pertaining to all of the Properties and required for the use or occupancy thereof, together with a duly executed assignment thereof to Purchaser;
                                    (O) True and complete Records;
                                    (P) All Guarantees and Contracts, together
with a duly executed assignment thereof to Purchaser;
                                    (Q) ISRA Approval (as hereinafter defined in
Paragraph 14.(a) hereof);
                                    (R) Mortgagee Certificates;
                                    (S) Mutually satisfactory closing statement;
                                    (T) The Estoppel Certificates;
                                    (U) An estoppel certificate from the
Developer or Developer's successor under that certain Declaration of Protective Covenants, Easements and Restrictions for Bromley at Burlington, recorded in the Burlington County Clerk's Office in Book 3317 at Page 145, as amended by Amendment recorded in Book 4098 at Page 133 (the "Declaration"), which estoppel certificate shall include the following: (1) such party is the Developer under the Declaration; (2) that the Premises known as 3 Terri Lane and 5 Terri Lane, Burlington, New Jersey, and all improvements constructed thereon have received all requisite approvals required under the Declaration and fully comply with the Declaration; (3) the pro-rata share of Assessments attributable to each Premises; (4) that all Assessments levied against the Premises have been paid; and (5) the Repurchase Option set forth in Section 10.09 of the Declaration has expired and is no longer exercisable against either Premises;
                                    (V) An easement in and over Terri Lane, for
the passage of pedestrian and vehicular traffic to and from 3 and 5 Terri Lane and publicly dedicated roadways, for the benefit of such Property;

                                    (W) An amendment to the Declaration, duly
executed by each of the persons and entities owning property within Bromley at Burlington, in recordable form, deleting all references to the Successor Corporation (as defined in the Declaration) or to any association of which owners are members and otherwise in form satisfactory to Purchaser;
                                    (X) Releases in favor of Purchaser from

Jackson Cross for any and all claims whatsoever for commissions or other fees for the transactions contemplated by this Agreement, the T & N Agreement (as hereinafter defined) and the Agreement of Sale (as hereinafter defined) in form reasonable acceptable to Purchaser to the extent Seller, after using its best efforts, is able to obtain;
                                    (Y) The Westampton Memorandum (as
hereinafter defined);
                                    (Z) Such other items to be provided to
Purchaser pursuant to this Agreement; and
                                    (AA) Such other instruments as reasonably
may be required by Purchaser's counsel or the Title Company to effectuate this transaction.
                           (ii) By Purchaser:
                                    (A) The Purchase Price;
                                    (B) The Assignment and Assumption of Leases;
                                    (C) Tenant Notices to Tenants;
                                    (D) Mutually satisfactory closing statement;
                                    (E) Such other items to be provided to
Sellers pursuant to this Agreement; and
                                    (F) Such other instruments as reasonably may
be required by Sellers' counsel to effectuate this transaction.
                  (c) The deeds ("Deeds") to be delivered at Closing shall be Bargain and Sale Deeds with covenants against grantors' acts, in proper form for recording so as to convey to Purchaser good, marketable and insurable fee simple title to the Property in accordance herewith.
                  (d) The words "Closing", "title closing", "Closing of title", "delivery of deed" and words of similar import are used interchangeably in this Agreement, as the sense of text indicates, to mean the event of consummation of this sale in accordance with the terms of this Agreement.
         9. CLOSING ADJUSTMENTS.
                  (a) The following are to be apportioned as of the Closing Date:
                           (i)  real property taxes;
                           (ii) water rates and charges;
                           (iii)  sewer taxes and rents;
                           (iv) all base rent payments;
                           (v)  common area and other additional rent
charges, if any;
                           (vi) fuel oil on hand, determined at Sellers'
cost;
                           (vii)  insurance premiums on transferable
policies, if any, approved by Purchaser;
                           (viii)  annual license, permit and inspection
fees, if any, provided that the applicable Seller's rights thereunder (or with respect thereto) are transferable to Purchaser; and
                           (ix)  charges and/or association fees or other
costs under any declaration, easement agreement or other instrument encumbering or binding upon the Property.

                  (b) (i) Apportionment of real property taxes, water rates and charges and sewer taxes and rents shall be made on the basis of the fiscal year for which assessed solely to the extent actually received by Sellers from Tenants or actually paid or payable by Sellers. If the Closing Date shall occur before any or all of the foregoing are fixed, the apportionment of real property taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. After the final real property taxes, water rates and charges and sewer taxes and rents are fixed, Sellers and Purchaser shall make a recalculation of the apportionment of same, and Sellers or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation.
                           (ii) If at the time for the delivery of the Deeds,
any of the Premises or any part of any of them shall be or shall have been affected by an assessment or assessments (including special and/or added) which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the delivery of the applicable Deed for the affected Premises, shall be deemed to be due and payable and to be liens upon such Premises affected thereby and shall be paid and discharged by Seller upon the delivery of the Deed for the Premises. If any assessment with respect to any Premises is unconfirmed at the time of Closing, or if subsequent to Closing any assessment, including special or added, is determined to be incorrect, then, immediately after the amount of the assessment has been established, or the confirmed assessment corrected as a result of a prior error, Seller shall make an appropriate payment to Purchaser within ten (10) days of the tax assessor's calculation of the assessment. Notwithstanding the foregoing , if Tenants of any Premises are obligated under a written lease for the payment of the entire assessment (confirmed and/or unconfirmed), then with respect to such assessment, Purchaser shall seek payment from the Tenants, and any assessment not otherwise the obligation of the Tenants shall be the obligation of Seller. Seller shall indemnify and hold Purchaser harmless from and against all costs and expenses, including reasonable attorneys fees, incurred by Purchaser in connection with Seller's failure to perform Seller's obligation under this Paragraph 9(b)(ii).
                  (c) If there shall be any water meters on any of the Properties (other than meters measuring water consumption costs which are the obligation of Tenants to pay), Sellers shall furnish readings to a date not more than ten (10) days prior to the Closing Date, and the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings.
                  (d) The amount of unpaid taxes, assessments, water charges and sewer rents which Sellers are obligated to pay and discharge, with interest and penalties thereon to the fifth (5th) day after the Closing Date, at the option of Sellers, may be allowed to Purchaser out of the cash portion of the Purchase Price, provided that official bills therefor with interest and penalties thereon are furnished by Sellers at the Closing.
                  (e) If any refund of real property taxes, water rates and charges or sewer taxes and rents is made after the Closing Date for a period prior to the Closing Date, the same shall be applied first to the costs incurred in obtaining same and second to the refunds due to Tenants by reason of the provisions of their respective Leases. The balance, if any, of such refund shall be paid to Sellers (for the period prior to the Closing Date) and Purchaser (for the period commencing with the Closing Date).
                  (f) To the extent that any Seller receives rent payments after the Closing Date for any period from and after the Closing Date, the same shall be held in trust and immediately paid to Purchaser.
                  (g) All rent payments received by Sellers or Purchaser after Closing shall be applied firstly against rents due and owing by such Tenant for the periods from and after Closing and thereafter against rents due and owing prior to Closing in inverse order of due date; provided, however, with respect to the Tenant's listed on Schedule "J-1" ("Late Tenants"), if at Closing there are past-due rents owed by Late Tenants for a period not to exceed the two (2) months prior to the Closing Date (the "Arrearages"), then the rent payments received by Sellers or

Purchaser with respect to such Late Tenants on account of Arrearages after Closing shall be applied first against out-of-pocket costs of collection, then to such Arrearages and thereafter against rents due and owing after the Closing Date.
                  (h) Nothing contained in Section (g) above shall prohibit any Seller prior to Closing, at its own expense, from obtaining a promissory note from any Tenant for any rental delinquencies due such Seller for a period prior to Closing and instituting an action in its own name to collect such promissory note; provided, however, that in no event shall any Seller be entitled to bring suit under any Lease or seek to evict any Tenant or to recover possession of its space.
                  (i) All realty transfer fees and charges (other than recording fees for the Deeds) shall be borne by Seller.
         10. RISK OF LOSS.
                  (a) Sellers assume the risk of loss or damage to all of the Properties beyond ordinary wear and tear until delivery of the Deeds to Purchaser and shall notify Purchaser forthwith upon the occurrence of any such casualty ("Casualty Notice"). In the event of any casualty in which the Casualty Threshold (as hereinafter defined) is not established, or in the event of a casualty in which the Casualty Threshold is established and if Purchaser elects to complete the purchase of the Properties hereunder, the parties shall proceed to Closing without any repairs required of Sellers, subject however to their obligations pursuant to Existing Mortgages and/or Leases, and without any change in the Purchase Price, except as otherwise provided in subparagraph (b) below, in which event the applicable Seller, subject to the rights of mortgage holders, and the cost of necessary repairs incurred by such Seller, shall assign its full right, title and interest in and to the entire insurance proceeds with respect thereto (including the right to receive proceeds) arising from such occurrence to Purchaser at Closing and Purchaser shall receive a credit against the cash portion of the Purchase Price of an amount equal to any self-insurance obligations of Sellers, including the deductible amount of the insurance policy maintained by the applicable Seller covering such occurrence. Sellers shall cooperate in all respects with Purchaser in connection with the collection of such insurance proceeds, to the extent not collected by the time of Closing, including the endorsing of any checks or the payment of any proceeds received by Sellers on account of said insurance policies, and to the extent any insurance proceeds shall have been received by Sellers prior to Closing, shall remit to Purchaser the full amount thereof so collected, less any amounts applied to repair or restoration of the applicable Property or Properties in accordance with the Existing Mortgages and/or Leases.
                  (b) If, prior to the Closing Date, any Property or Properties shall be damaged by fire or other casualty and the estimated cost of repair and/or restoration shall exceed twenty-five (25%) percent of the portion of the Purchase Price allocated to such damaged Property herein or ten (10%) percent of the total Purchase Price, or reasonably shall be estimated to require more than one hundred eighty
(180) days to repair or restore (collectively, "Casualty Threshold"), Purchaser may, by notice to Sellers, elect either (i) not to purchase such Property, in which event the Purchase Price shall be reduced accordingly based on the valuation set forth on Schedule "E", or (ii) to terminate this Agreement. If this Agreement is so terminated the Letter of Credit forthwith shall be returned to Purchaser. Purchaser shall notify Sellers of its decision within sixty (60) days of receipt of the Casualty Notice, which shall include the amount of insurance coverage, the amount of insurance received, if any, the reasonably estimated cost of repair, the amount incurred by the applicable Seller for such repairs and the reasonably estimated time in which to complete said repairs, and the Closing shall be postponed accordingly.
                  (c) Notwithstanding the foregoing, any proceeds of loss of rent insurance for a casualty occurring prior to the Closing Date, whether received prior to or following the Closing, shall be apportioned as of the Closing Date.
         11. CONDEMNATION. In the event that, prior to Closing, all or any portion of any or all of the Properties shall be condemned or taken as the result of the exercise of the power of eminent domain, or by deed in lieu thereof (collectively, a "Taking"), or if such proceedings shall have commenced or shall be threatened, Sellers promptly shall notify Purchaser ("Taking Notice").

Purchaser, in its sole judgment, shall notify Sellers within sixty (60) days following receipt of the Taking Notice, that: (1) the remaining portion of a specific Property is not suitable or economically viable for its intended use of the affected Property, in which event Purchaser may terminate this Agreement with respect to such Property; or (2) the remaining portion of the affected Property is suitable and economically viable for its intended use, in which event Closing shall proceed and Purchaser and the applicable Seller shall have the right to participate jointly in the condemnation proceedings and the proceeds thereof shall belong to the applicable Seller, subject to the rights of mortgage holders, but Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to said proceeds, unless such condemnation proceedings shall be pending on the Closing Date, in which event there shall not be any credit and at Closing, the applicable Seller shall assign all its right, title and interest in and to said proceedings and award to Purchaser. Notwithstanding anything to the contrary contained herein, if there is a Taking of two or more Properties, Purchaser may, upon notice to Sellers, terminate this Agreement without further liability hereunder on the part of either party, except that the Letter of Credit forthwith shall be returned to Purchaser.
         12. APPROVALS FOR TRANSFER. In the event that any Governmental Authority shall have an ordinance, law, rule, regulation or other requirement requiring a new Certificate of Occupancy or other governmental authorization to be issued in connection with the transfer of title to any of the Properties, or in the event that on the Closing Date there is any such requirement, then and in any of such events, Sellers shall use their best efforts, at their sole cost and expense, to obtain and deliver to Purchaser, the Certificate of Occupancy or other governmental authorization.
         13. DUE DILIGENCE PERIOD.
                  (a) Through the period ending on the date of this Agreement (the "Due Diligence Period"), Purchaser may perform, or cause to be performed, tests, investigations and studies of or related to any or all of the Properties, including, but not limited to, soil tests and borings, ground water tests and investigations, percolation tests, surveys, architectural, engineering, subdivision, environmental, access, financial, market analysis, development and economic feasibility studies and such other tests, investigations or studies as Purchaser, in its sole discretion, determines is necessary or desirable in connection with the Properties and may inspect the physical (including environmental) and financial condition of any or all of the Properties, including but not limited to the Leases, Contracts, engineering and environmental reports, development approval agreements, permits and approvals. Purchaser shall conduct or cause to be conducted any tests and studies in a manner which does not unreasonably impede the day-to-day operations of any of the Properties, and shall repair and restore any portion of the surface of any of the Properties disturbed by

Purchaser, its agents, representatives or contractors during the conduct of any tests and studies to substantially the same condition as existed prior to such disturbance. Such right of inspection and the exercise of such right shall not constitute a waiver by Purchaser of the breach of any representation, warranty, covenant or agreement of Sellers which might, or should, have been disclosed by such inspection.
                  (b) During the Due Diligence Period, Purchaser, its agents, representatives and contractors, shall have unlimited access to all of the Properties and other information pertaining thereto in the possession or within the control of any of the Sellers for the purpose of performing such studies,tests, borings, investigations and inspections for the purposes described in this Paragraph. Sellers shall cooperate with Purchaser in facilitating its due diligence inquiry and shall obtain, and use their best reasonable efforts to obtain, any consents that may be necessary in order for Purchaser to perform same. In addition, Sellers will deliver to Purchaser promptly after request, true and complete copies of all test borings, Environmental Documents, surveys, title materials and engineering and architectural data and the like relating to any of the Properties that are in any Seller's possession or under its control. In the event any additional materials or information comes within any Seller's possession or control after the date of this Agreement, such Seller promptly shall submit true and complete copies of the same to Purchaser. Sellers shall notify

Purchaser of any dangerous conditions on any of the Properties, including, without limitation, conditions which due to the nature of the borings, studies, investigations, inspections or testing to be performed by or on behalf of Purchaser may pose a dangerous condition to Purchaser or Purchaser's agents, representatives or contractors.
                  (c) Purchaser shall obtain, or cause its contractors, agents and representatives to obtain, liability insurance in an amount equal to One Million ($1,000,000.00) Dollars on a per occurrence and aggregate basis on account of personal injury to one or more persons and property damage with respect to Purchaser's activities and entry onto the Properties. Upon request of Sellers, the policy shall name Sellers as additional insureds. In addition, Purchaser agrees to indemnify and hold Sellers harmless from any damage or injury to persons or property arising out of or in connection with Purchaser or its contractors, agents or representatives entering upon the Properties.
                  (d) Purchaser may terminate this Agreement for any reason or for no reason by notice to Sellers given within the Due Diligence Period. In the event Purchaser terminates this Agreement during the Due Diligence Period, this Agreement shall be null and void, the Letter of Credit forthwith shall be returned to Purchaser and copies of any reports or studies prepared by third parties as part of Purchaser's investigations during the Due Diligence Period (if expressly permitted by such third party), shall be delivered to Sellers (except, if this Agreement is terminated as a result of Sellers breach hereof). In the event Purchaser does not terminate this Agreement by the end of the Due Diligence Period, Purchaser shall be deemed to have elected not to terminate this Agreement pursuant to this Section.
         14. ENVIRONMENTAL PROVISIONS.
                  (a) Notwithstanding anything to the contrary contained in this Agreement, the obligation of Purchaser to pay the Purchase Price and otherwise proceed to Closing shall be subject to the condition as to each Property, that Sellers shall promptly apply for and obtain from the Element (as hereinafter defined in Paragraph 14.(g)(iii) hereof) pursuant to ISRA (as hereinafter defined in Paragraph 14.(g)(i) hereof), and deliver to Purchaser, at least five
(5) days prior to Closing (the "ISRA Compliance Date"), together with all submissions upon which any one or more of the following is based, either:
                           (i) a Letter of Non-Applicability;
                           (ii)   a de minimis quantity exemption;
                           (iii)  an unconditional approval of the applicable
Seller's Negative Declaration; or
                           (iv)   an unconditional No Further Action Letter;
(collectively the "ISRA Approval"). In no event shall an ISRA Approval involve any engineering or institutional controls, including without limitation, capping, deed notice, declaration of environmental restriction or other institutional control notice pursuant to P.L. 1993 c. 139, a groundwater classification exception area or a well restriction area. If the requirements of this Paragraph 14.(a) are not satisfied on or before the ISRA Compliance Date, Purchaser thereafter shall have the right, by notice to Sellers, to: (A) extend the ISRA Compliance Date for a period not to exceed ninety (90) days; (B) elect not to purchase any such Property or Properties for which ISRA Approval has not been obtained, as more particularly set forth in subparagraph (b) below, and purchase the balance of the Properties; or (C) to terminate this Agreement if the allocated portion of the Purchase Price for the Properties for which ISRA Approval has not been obtained exceeds ten (10%) percent of the Purchase Price in the aggregate, in which latter event this Agreement shall be rendered null and void and of no further force or effect, the Letter of Credit forthwith shall be returned to Purchaser and neither party shall have further liability or obligation to the other under or by virtue of this Agreement. Notwithstanding any contrary provision set forth above, if Purchaser fails to elect to extend the ISRA Compliance Date for a period of ninety (90) days pursuant to Paragraph 14(a)(iv)(A) above, Seller shall nevertheless have the right to do so, on notice to Purchaser. If Seller elects to extend the ISRA Compliance Date for a period of ninety (90) days, then Purchaser shall not have the rights set forth in Paragraphs 14(a)(iv)(B) and (C) above until the expiration of the ninety (90) day period.
                  (b) If Sellers shall be unable to satisfy the requirements of Paragraph 14(a) by the ISRA Compliance Date (as that date may be extended by Seller or Purchaser pursuant to the provisions of Paragraph 14(a)), and Purchaser does not elect to terminate this Agreement pursuant to the provisions of Paragraph 14(a), then Purchaser shall have the right to immediately purchase those Properties for which ISRA Approval has been obtained, for the allocated portion of the Purchase Price for such Properties set forth on Schedule "E", and upon the terms and conditions set forth in this Agreement. In addition, notwithstanding any contrary provisions contained in this Agreement, Purchaser shall continue to have the right, for a period of one (1) year from the Closing Date, to purchase the balance of the Properties, as and when Sellers shall obtain ISRA Approval for each such Property, for the allocated portion of the Purchase Price for such Properties set forth on Schedule "E", and upon the terms and conditions set forth in this Agreement.
         If Sellers shall fail to obtain ISRA Approval for all of the Properties within one (1) year from the Closing Date, then Purchaser shall have the right to either: (A) terminate this Agreement with respect to the balance of the Properties for which ISRA Approval has not yet been obtained, in which event this Agreement shall be rendered null and void and of no further force or effect with respect to such Properties and neither party shall have any further liability or obligation to the other under or by virtue of this Agreement with respect to such Properties; or (B) to extend the ISRA Compliance Date with respect to such

Properties for such period of time as Purchaser shall elect, in Purchaser's sole and absolute discretion.
         Notwithstanding any contrary provisions contained in this Agreement, if the Closing on any of the Properties takes place on any date which is after the first anniversary of the Closing Date, then the Closing shall take place in accordance with the terms and conditions of this Agreement, with the exception that the Purchase Price for such Property or Properties shall be determined pursuant to Schedule "BB" attached hereto and made a part hereof.
         If Sellers fail to obtain ISRA Approval for any Property within three
(3) years of the Closing Date, then either party shall have the right to terminate this Agreement with respect to such Property or Properties, on notice to the other, in which event this Agreement shall be rendered null and void and of no further force or effect with respect to such Property or Properties and neither party shall have any further liability or obligation to the other under or by virtue of this Agreement with respect to such Property or Properties.
                           (i)  After the Closing, Sellers shall cause
Sellers which are the owners of the Properties for which ISRA Approval has not yet been obtained (the "Applicable Sellers") at Sellers' own cost and expense, to promptly obtain or cause to be obtained, ISRA Approval for those Properties not purchased by Purchaser at the Closing (the "Remaining Properties"). In no event shall any of the foregoing result in engineering or institutional controls, including without limitation a deed notice or declaration of environmental restrictions, or a groundwater classification exception area or a well restriction area;
                           (ii) In order to obtain ISRA Approval for the
Remaining Properties, Sellers shall cause the Applicable Sellers, at Sellers' own cost and expense, and in accordance with all currently existing or hereafter enacted or promulgated Environmental Laws, to promptly undertake all action (including without limitation, undertaking all Remedial Action, (as that term is defined in subparagraph (iv) below) at the Remaining Properties or any real property which is adjacent or contiguous thereto, or both, as the case may be) required pursuant to ISRA, all of which shall be performed to the reasonable satisfaction of Purchaser;
                           (iii) Sellers shall cause the Applicable
Sellers to notify Purchaser in advance of all meetings scheduled between the Applicable Sellers or its representatives and the NJDEP, and Purchaser and their representatives shall have the right, without the obligation, to attend and participate in all such meetings. In addition, Sellers shall cause the Applicable Sellers to deliver to Purchaser a copy of all submissions to be made to the NJDEP, prior to submission to the NJDEP, and Purchaser shall have the right, without the obligation, to comment upon each such submission, which comments Sellers shall cause the Applicable Sellers to adopt;

                           (iv) The term "Remedial Action" as used in this
subparagraph (b) shall mean all actions taken to cleanup, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Contaminants in the indoor or outdoor environment; to prevent or minimize a Discharge or threatened Discharge of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; to perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or any other actions authorized or required by Environmental Laws. In no event shall Remedial Action involve any engineering or institutional controls, including, without limitation, a deed notice or declaration of environmental restrictions, or the creation of a groundwater classification exception area or well restriction area; and
                           (v)  The provisions of this subparagraph (b) shall
survive the Closing.
                  (c) Subject to the provisions of subparagraph (b) above, if Sellers shall determine prior to the Closing, with respect to the Properties or after the Closing with respect to the Remaining Properties, that the reasonably estimated costs of compliance (the "Costs of Compliance") with the provisions of Paragraph 14(a) with respect to all of the Properties (as evidenced by a cost estimate prepared by Sellers' environmental consultant, itemized with specificity as to the Property or Properties involved, the tasks to be performed, the costs of performing each task, and the basis for such determination) shall exceed the sum of One Million One Hundred Sixty-Five Thousand ($1,165,000.00) Dollars ("Environmental Threshold"), then Sellers shall immediately notify Purchaser ("Environmental Notice") and simultaneously provide Purchaser with a copy of such cost estimate. If Purchaser shall disagree with the cost estimate of Sellers' environmental consultant, it shall so notify Sellers within ten (10) days of its receipt of such Environmental Notice, in which event the Costs of Compliance shall be determined by an independent environmental consultant or engineer, practicing in New Jersey, with at least ten (10) years' experience in performing environmental services for property similar to the Properties in New Jersey, mutually selected by the parties within ten (10) days of Purchaser's notice of disagreement with the cost estimate. The selected environmental consultant shall make an independent written estimate of the Costs of Compliance, with the same specificity as set forth above, and provide Sellers and Purchaser with a copy of such cost estimate within twenty (20) days of selection. This costs estimate shall be binding on the parties for purposes of Paragraph 14(a). If the parties are unable to agree upon the selection of an independent environmental consultant within the time frame set forth above, or if such selected environmental consultant shall fail to provide the estimate of the Costs of Compliance as required, then either party, on notice to the other, may apply to a Court of competent jurisdiction of the State of New Jersey to make the appointment and the other party shall be bound by the Court's jurisdiction and determination without any right of appeal. The estimate of the Costs of Compliance determined by any environmental consultant selected by the Court shall be made within twenty (20) days of such consultant's appointment and pursuant to the provisions set forth in this subparagraph 14(c). All costs and fees charged by the independent consultant in determining the Costs of Compliance hereunder, shall be shared equally between the parties. If the Costs of Compliance as estimated by the independent environmental consultant shall exceed the Environmental Threshold, then Purchaser, within twenty (20) days from receipt of the Costs of Compliance, shall have the right, in Purchaser's sole discretion, to elect to: (i) purchase all Properties or all Remaining Properties, as the case may be, in accordance with the provisions hereof in which event, Sellers shall proceed to comply with the provisions of Paragraph 14(a) and Purchaser shall reimburse Sellers for all reasonable costs in excess of the Environmental Threshold within thirty (30) days of receipt of copies of all paid bills therefor; (ii) terminate this Agreement with respect to all of the Properties or of the Remaining Properties for which the Costs of Compliance shall exceed the Environmental Threshold, as the case may be, in which event the Purchase Price shall be reduced accordingly based on the allocations set forth on Schedule "E" and the parties shall proceed to Closing hereunder with respect to the balance of the Properties in accordance herewith, and with the provisions of

Paragraph 14(b) and with the obligations of Sellers to comply with the provisions of Paragraphs 14(a) and (c) and the obligation of Purchaser to pay all Costs of Compliance in excess of the Environmental Threshold, if any, for such Properties as Purchaser shall, in its sole discretion, purchase hereunder; or (iii) terminate this Agreement, in which event Escrow Agent shall deliver to Purchaser the Letter(s) of Credit and neither party shall have any further rights or obligations to the other hereunder. If Purchaser fails to deliver notice of its election to Sellers within the aforesaid twenty (20) day period, then Purchaser shall be deemed conclusively to have elected to terminate this Agreement pursuant to subparagraph (ii) as to the Properties or the Remaining Properties for which the Costs of Compliance shall exceed the Environmental Threshold, as the case may be, without regard to the Costs of Compliance, in which event the Purchase Price shall be reduced accordingly based on the allocations set forth on Schedule "E" and the parties shall proceed to Closing hereunder with respect to the balance of the Properties.
                  (d) Seller has previously delivered to Purchaser, and subsequently promptly upon receipt by any Seller or its representatives, each Seller shall deliver to Purchaser as to the Property which it owns or controls:
(i) all Environmental Documents concerning such Property generated by or on behalf of predecessors in title or former occupants of such Property to the extent in such Seller's possession or control; (ii) all

Environmental Documents concerning such Property generated by or on behalf of such Seller, whether currently or hereafter existing; (iii) all Environmental Documents concerning such Property generated by or on behalf of current or future occupants of such Property to the extent in such Seller's possession or control, whether currently or hereafter existing; and (iv) a description of all known operations, past and present, undertaken at the Property and existing maps, diagrams and other documentation to the extent in such Seller's possession or control designating the location of past and present operations at such Property and past and present storage of Contaminants above or below ground, on, under, at, emanating from or affecting any of the Property or its environs.
                  (e) Each Seller shall notify Purchaser in advance of all meetings scheduled between such Seller or its representatives and NJDEP, and Purchaser and/or its representatives shall have the right, without obligation, to attend and participate in all such meetings.
                  (f) Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser from and against any and all claims, liabilities, losses, deficiencies, damages, interest, penalties and costs, foreseen or unforeseen including, without limitation, reasonable counsel, engineering and other professional or expert fees, which Purchaser may incur, by reason of or resulting directly or indirectly, wholly or partly, from any breach, inaccuracy, incompleteness or nonfulfillment of any representation, warranty, covenant or agreement herein by Sellers or any of them, or by reason of any Sellers actions or non-action with regard to any of Sellers obligations pursuant to this Paragraph 14. Notwithstanding the foregoing, if Purchaser shall have a claim against Sellers for indemnity under this Agreement, arising out of or in connection with Sellers breach of any environmental representation, warranty, covenant or agreement in this Agreement, Purchaser shall so notify Sellers of its claim for indemnity by the delivery of a notice to Sellers specifying the nature of such claim, which notice shall be delivered as soon as Purchaser determines shall be reasonably practicable.
         If the claim for indemnity is one for which Purchaser shall be entitled to a defense, then within five (5) days of receipt of Purchaser's notice, Sellers shall immediately undertake defense of the claim, with counsel reasonably acceptable to Purchaser. If the claim is one that requires any action be undertaken at any of the Properties due to a violation of any currently existing or hereafter enacted or promulgated Environmental Law or that requires any Remedial Action at any of the Properties or any property adjacent thereto, then Sellers shall cure such violation of Environmental Law or undertake such Remedial Action, at Sellers sole cost and expense, but only upon the terms and conditions set forth herein:
                           (i)  Sellers shall proceed in a prompt and
diligent fashion to cure any violation of Environmental Laws or undertake such Remedial Action as may be required by any

Governmental Authority, as the case may be;
                           (ii) Sellers shall deliver to Purchaser proof of
their cure of any violation of Environmental Law, in form reasonably acceptable to Purchaser, and if Remedial Action shall be required, Sellers shall also deliver to Purchaser an unconditional No Further Action Letter, or substantially similar document, issued by the NJDEP;
                           (iii) In no event shall any of the foregoing
activities of Sellers result in engineering or institutional controls, including without limitation a deed notice or declaration of environmental restrictions, or a groundwater classification exception area or a well restriction area being placed on any of the Properties;
                           (iv) Sellers shall notify Purchaser in advance of
all meetings scheduled between any Seller or its representatives and any Governmental Authority, including without limitation, the NJDEP, and Purchaser and its representatives shall have the right, without the obligation, to attend and participate in all such meetings. In addition, Sellers shall deliver to Purchaser a certified, true and complete copy of all Environmental Documents generated with respect to any violation of any Environmental Law or Remedial Action, promptly upon receipt. Further, Sellers shall deliver to Purchaser a copy of all submissions to the NJDEP or any other Governmental Authority, including without limitation any proposals, reports or sampling results, prior to submission, and Purchaser shall have the right, without the obligation, to comment upon each submission, which comments Sellers shall adopt. Sellers shall reimburse Purchaser for the reasonable costs Purchaser incurs in connection with its review of or comments to any such submission, within five (5) days of Purchaser's demand;
                           (v)  All Remedial Action or other action required
pursuant to Environmental Laws shall be performed without interfering with the ownership of, or operations at the Properties in question, and in compliance with all Environmental Laws and any other applicable federal, state, county or municipal statutes, laws, ordinances, rules or regulations and pursuant to a right of access agreement reasonably acceptable to Purchaser, which shall include, without limitation a broad indemnification of Purchaser with respect to any work to be performed on any Property by Sellers; and
                           (vi) Notwithstanding any contrary provisions
contained herein, in no event shall Sellers rights pursuant to this Paragraph 14(f) in any way diminish Purchaser's indemnification rights pursuant to this Paragraph 14(f).
                  (g) The following terms shall have the following meanings when used in this Agreement:
                           (i) "Contaminants" shall include, without
limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the New Jersey Environmental Rights
Act, N.J.S.A. 2A:35A-1 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (the "Spill Act");

the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the Hazardous Substances Discharge: Reports and Notices
Act, N.J.S.A. 13:1K-15 et seq.; the Industrial Site Recovery Act,
N.J.S.A. 13:1K-6 et seq. ("ISRA"); the "Tanks Laws" as hereinafter defined in Paragraph 14.(g)(x) hereof; the Resource
Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. ("RCRA"); the Comprehensive Environmental Response,
Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"); the Water Pollution and Control Act, 33 U.S.C.
ss.1251 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, code, rule or regulation, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where a statute, ordinance, code, rule or regulation defines any of these terms more broadly than another, the broader definition shall apply.
                           (ii)   "Discharge" shall mean the releasing,
spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or migrating from or onto any of the Properties, regardless of whether the result of an intentional or unintentional action or omission.
                           (iii)  "Element" shall mean the Industrial Site

Evaluation Element or its successor of the NJDEP.
                           (iv)   "Environmental Documents" shall mean all
environmental documentation in the possession or under the control of any Seller(s) concerning any of the Properties, or its environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.
                           (v) "Environmental Laws" shall mean each and
every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Contaminants.
                           (vi)   "Governmental Authority" shall mean the
federal, state, county or municipal government, or any department, agency, bureau, board, commission, office or other body obtaining authority therefrom, or created pursuant to any law.
                           (vii)  "Major Facility" is as defined in the Spill

Act.
                           (viii) "NJDEP" shall mean the New Jersey
Department of Environmental Protection or its successor.
                           (ix)   "Notice" shall mean, in addition to its
ordinary meaning, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.
                           (x) "Tank Laws" shall mean the New Jersey
Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-
21 et seq., and the federal underground storage tank law
(Subtitle I) of RCRA, together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations.
                           (xi)   "Underground Storage Tank" shall mean each
and every "underground storage tank", whether or not subject to the Tank Laws, as well as the "monitoring system", the "leak detection system", the "discharge detection system" and the "tank system" associated with the "underground storage tank", as those terms are defined in the Tank Laws.
                  (h) Sellers covenant and agree that between the date hereof and the Closing Date they shall perform or observe the following:
                           (i) Promptly notify Purchaser of, and promptly
deliver to Purchaser, a certified true and complete copy of any Notice any Seller may receive, on or before the Closing Date, from any Governmental Authority, concerning a violation of

Environmental Laws or Discharge of Contaminants;
                           (ii)   At their own cost and expense, be
responsible for the remediation of all Contaminants existing on, under, at emanating from or affecting any of the Properties as of the date of Closing, in violation of Environmental Laws, regardless of the date of discovery, notwithstanding anything to the contrary set forth herein. In no event shall any Seller's remediation involve any engineering or institutional controls, including, without limitation, capping, a deed notice, a declaration of environmental restrictions or other institutional control notice pursuant to P.L. 1993, c. 139, or a groundwater classification exception area or well restriction area. Any such remediation and associated activities shall be undertaken pursuant to a right of access agreement reasonably acceptable to Purchaser;
                           (iii)  Seller has previously delivered to
Purchaser and subsequently, promptly upon receipt by any Seller or its representatives, deliver to Purchaser a certified true and complete copy of all Environmental Documents.
         15. MAINTENANCE OF PROPERTY.
                  (a) Until Closing, Sellers shall: (i) use reasonable efforts to lease space within the Properties in its ordinary course of business in accordance with the terms of paragraph 7(d), including rights and options of existing tenants; (ii) pay and otherwise perform all obligations pursuant to the Leases, Existing Mortgages, Contracts, and all other agreements affecting the Property or Sellers' ability to complete the transactions contemplated hereunder; (iii) pay all trade debts and accounts payable in the usual course of business, incur no obligations except in the usual course of business; (iv) maintain and repair each of the Properties in such manner so that it shall be delivered in the same condition as of the date hereof, ordinary wear and tear excepted; (v) if pursuant to the terms of any Lease existing as of the date of this Agreement, any decorating, repairs or alterations are required to be made or any equipment is required to be furnished to any tenant, or if Landlord has any obligation to perform for any tenant, same will be done, supplied or performed, as the case may be, by Sellers, at their sole cost and expense prior to Closing; and (vi) use reasonable efforts to preserve for Purchaser, each Seller's relationships with its Tenants, suppliers, real estate brokers, governmental authorities and officials, managers, employees and other persons and entities with which it has relationships with regard to each of the Properties.
                  (b) The applicable Seller(s) shall complete any capital expenditure programs related to any of the Properties which have commenced on or prior to the date hereof and shall not defer taking any action or incurring any costs or expenses, whether or not of a capital nature, with regard to any Property, from and after date hereof, provided Purchaser shall have the right to require Sellers to proceed to Closing prior to completion of all such capital programs.

                  (c) (i) The parties acknowledge that certain HVAC equipment located at 101 Commerce Drive requires repair and/or replacement pursuant to an inspection by Purchaser, a copy of which has been delivered to Seller (the "Deferred Maintenance"). Upon request of Purchaser, Seller shall cause McGarvey Construction Co., Inc. to perform all Deferred Maintenance for the one (1) year period following Closing. Attached hereto as Schedule "CC" is an estimate (the "Estimate") of the cost of the Deferred Maintenance. All work shall be done in a first class, good and workmanlike manner using new equipment and materials at least equal in quality to the equipment being replaced, and in compliance with all applicable laws, orders and regulations of federal, state, county and municipal authorities having jurisdiction. Seller shall obtain all necessary permits, licenses and other governmental approvals which may be required to perform the Deferred Maintenance. Seller shall furnish to Purchaser evidence of performance of the Deferred Maintenance, and within thirty (30) days of receipt thereof, Purchaser shall reimburse Seller for fifty (50%) percent of the cost of the Deferred Maintenance pursuant to the Estimate; provided that Purchaser shall not be obligated to make such reimbursement more than once per calendar month. Upon completion of the Deferred Maintenance, Seller shall assign all guaranties and warranties relating thereto to Purchaser.
                           (ii) If Seller shall default in the performance of
its obligations under this Paragraph 15(c), in addition to all other remedies Purchaser may have under this Agreement or at law or in equity, Purchaser shall have the right to off-set any amounts incurred by Purchaser to perform the Deferred Maintenance and/or due contractors against the purchase price of any Development Property and/or any property to be sold pursuant to the T&N Agreement.
         16. NOTICES.
                  (a) Any notice, request, consent, approval or demand ("notice") which, pursuant to the provisions of this Agreement or otherwise, must or may be given or made by either party hereto to the other, shall be in writing and shall be given by such party or its attorney and shall be delivered by personal delivery, by mailing same via certified mail, return receipt requested, postage prepaid, in a United States Post Office depository, by delivery to a postal or private expedited form of delivery service, or telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), addressed to Purchaser at its address set forth in the heading to this Agreement, Attention: Roger Thomas, Esq., (fax 908-272- 6755), with a copy given in the aforesaid manner to Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, P.O. Box 800, Hackensack, New Jersey 07602-0800, Attention: Richard W. Abramson, Esq., (fax 201-489-1536), and to Sellers to William Price (fax 609-235-3043) ("Sellers' Notice Agent") at the address set forth in the heading to this Agreement with a copy given in the aforesaid manner to Archer & Greiner,

One Centennial Square, Haddonfield, New Jersey 08033, Attention: Gary L. Green, Esq., (fax 609-795-0574). It is acknowledged that notice delivered to Sellers' Notice Agent shall be conclusively deemed to constitute notice to each and every Seller.
                  (b) Notice shall be deemed delivered on the day of personal delivery, on the day telecopied, on the first business day following deposit with the overnight carrier or on the second business day following deposit in the Post Office depository, as the case may be.
                  (c) Either party may designate a different person or address by notice to the other party given in accordance herewith.
         17. BROKER. Each party represents and warrants to the other party that it dealt with no broker or other person entitled to claim fees for such services in connection with the negotiation, execution and delivery of this Agreement, other than Jackson Cross (hereinafter referred to as the "Broker") and Rubin Organization ("Rubin). Sellers agree to pay Broker pursuant to a separate agreement with Broker, which agreement shall provide, inter alia, that Broker shall not have any claim whatsoever for commissions or other fees in connection with the purchase of property by Purchaser or a related entity referred to in Paragraphs 22 and 27 of this Agreement or against Purchaser whether or not Closing shall occur, including failure to close due to the default of Purchaser hereunder. Purchaser agrees to pay Rubin pursuant to a separate agreement with Rubin; provided, however, Seller shall pay Purchaser the sum of Twenty-Four Thousand ($24,000.00) Dollars on account of any payments due Rubin. Based upon the aforesaid representations, warranties and covenants, each party agrees to defend, indemnify and hold the other party harmless from and against any and all claims for finders' fees or brokerage or other commission which at any time may be asserted against the indemnified party, including any claim by Broker against Purchaser, founded upon a claim that the substance of the aforesaid representations of the indemnifying party is untrue. Such indemnification shall include, but not be limited to, all commission claims, as well as all costs, expenditures, legal fees and expert fees reasonably incurred in defending any claim of any third party. In the event that by settlement or otherwise, any monies or other consideration is awarded to or turned over to any third party as a result of a commission claim, it is the intention of the parties hereto that the indemnifying party shall be solely responsible therefor.
         18. DEFAULT.
                  (a) If Purchaser shall default in the payment of the Purchase Price or otherwise shall default in the performance of any of its other obligations pursuant to this Agreement, Sellers, as their sole and exclusive remedy, shall be entitled to receive, as liquidated damages and not as a penalty, the Letter(s) of Credit and the right to convert same to cash, it being acknowledged that the actual damages which may be suffered by Sellers in the event of any default by Purchaser shall be difficult to ascertain, plus the costs and expenses set forth in (c) below. If the Letter(s) of Credit are converted to cash, Sellers shall be entitled to receive any interest earned on such cash.
                  (b) If Sellers shall default in any of their obligations hereunder, Purchaser shall have the right to (i) terminate this Agreement by notice to Sellers, in which event the Letter(s) of Credit shall be returned to Purchaser and Sellers shall pay to Purchaser and Purchaser shall be entitled to receive, the sum of Two Million ($2,000,000.00) Dollars, as liquidated damages and not as a penalty, it being acknowledged that the actual damages which may be suffered by Purchaser in the event of any default by Sellers shall be difficult to ascertain, plus the costs and expenses set forth in (c) below, or (ii) seek specific performance by Sellers of Sellers' obligations hereunder, and if Purchaser is successful, in addition obtain from Sellers the costs and expenses set forth in (c) below, together with damages suffered by Purchaser limited to Two Million ($2,000,000.00) Dollars.
                  (c) In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party, costs and expenses incurred by the prevailing party, including reasonable legal fees and disbursements.
         19. SURVIVAL. It is agreed that all of the terms, agreements, covenants, promises, provisions, indemnifications, representations and warranties set forth herein shall, except as otherwise specifically set forth in this Agreement, survive
Closing and delivery of the Deeds.
         20. INDEMNITY.
                  (a) Each Seller agrees jointly and severally to indemnify, defend and save harmless Purchaser and its respective representatives, employees, agents, constituent members, successors and assigns from and against all claims, actions, demands, suits, liabilities and damages (i) subject to the limitations set forth in Paragraph 6.(e), resulting from the breach or default of any covenant, provision, representation or warranty of such Seller including all reasonable costs and expenses incurred by Purchaser in the enforcement of this Paragraph, or (ii) imposed upon or incurred by Purchaser, or allegedly due by Purchaser, arising out of or relating to the ownership, operation, leasing, repair or improvement of or otherwise dealing with, any Property, or by reason of any event or occurrence on, or relating to, such Property which occurred, accrued or related to an event occurring at any time prior to the Closing Date.
                  (b) Purchaser agrees to indemnify, defend and save harmless Sellers and their respective representatives, employees, agents, constituent members, successors and assigns from and against all claims, actions, demands, suits, liabilities and damages (i) subject to the limitations set forth in Paragraphs 6(e) and 18, resulting from the breach or default of any covenant, provision, representation or warranty of Purchaser or

(ii) imposed upon or incurred by Sellers, or allegedly due by Sellers, arising out of or relating to the ownership, operation, leasing, repair or improvement of or otherwise dealing with, any Property, or by reason of any event or occurrence on, or relating to, such Property which occurred, accrued or related to an event occurring at any time after the Closing Date.
         21. ASSIGNMENT. This Agreement may not be assigned by Purchaser, without the consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), except that no such consent shall be required with respect to an assignment to any affiliate of Purchaser. Upon such assignment, Purchaser named herein shall be relieved of any further liability for any of the terms, promises and conditions of this Agreement on its part to be performed hereunder.
         22. CROSS DEFAULT. Simultaneously with the execution and delivery of this Agreement, Purchaser and/or an affiliate of Purchaser has entered into (i) a certain Agreement of Sale with Seller and/or an affiliate of Seller (the "Agreement of Sale") relating to certain property located in Moorestown Township, New Jersey, as more particularly described in the Agreement of Sale (the "Development Property"), and (ii) a certain agreement with Seller and/or an affiliate of Seller (the "T & N Agreement") relating to certain property leased to T & N Services, Inc. (the "T & N Property"), all as more particularly described in the T & N Agreement. This Agreement and the obligations of the parties hereunder are subject to performance by the respective parties to the Agreement of Sale and/or the T & N Agreement of their respective obligations which are required to be performed prior to the Closing Date in accordance with the terms thereof. If Sellers or their related entities default in their obligations under the Agreement of Sale and/or the T & N Agreement, Purchaser shall have the right to proceed with the purchase of the Properties hereunder, to declare a default hereunder, or to terminate this Agreement, as the case may be. If Purchaser shall default in its obligations under the Agreement of Sale and/or the T & N Agreement, Seller shall have the right to declare a default hereunder.
         23. POST CLOSING EXPENSES.
                  (a) Sellers and Purchaser have established certain tenant improvement allowances for the Costs of Tenant Work (as hereinafter defined) to be performed on the Properties for the first two (2) years following Closing, as more particularly set forth on Schedule "Z" annexed hereto and made a part hereof (hereafter referred to as the "T.I. Allowances"). During each of the first two (2) years following Closing, Purchaser shall be responsible for all costs and expenses: (i) relating to tenant improvement work required to be performed at all of the Properties for new tenants and for extensions, renewals or the taking of new or additional spaces by existing Tenants; and (ii) for all brokerage commissions incurred in connection with the leasing to new tenants or with any extensions, renewals or the taking of new or additional spaces by existing Tenants (provided that for purposes of this subsection (ii), each new lease, and each renewal, expansion or extension shall be deemed to be no longer than five (5) years, it being the intent of Purchaser and Sellers to include brokerage commissions for a period of 5 years notwithstanding that a new lease, or an extension, renewal or expansion is for a term in excess of five (5) years) (collectively, the "Costs of Tenant Work"); up to the maximum sum of Six Hundred Thousand ($600,000.00) Dollars per year (the "Tenant Work Threshold"). The costs and expenses relating to tenant improvement work required to be performed at any of the Properties following the vacation of such Property after a default by the then existing Tenant shall be allocated as follows:
                           (i)  The first seventy five thousand ($75,000)
Dollars of such costs incurred by Purchaser in each of the first two years following Closing shall not be included in the calculation of Costs of Tenant Work for such year;
                           (ii) The next seventy five thousand ($75,000)
Dollars of such costs incurred by Purchaser in each of the first two (2) years following Closing shall be included in the calculation of Costs of Tenant Work for such particular year; and
                           (iii)  Any costs incurred by Purchaser in excess
of one hundred and fifty thousand ($150,000) Dollars in each of the first two years following Closing shall not be included in the calculation of Costs of Tenant Work for such particular year.
         In addition, if Purchaser and a Tenant agree to terminate the existing lease between them for reasons other than a default of Tenant thereunder, then the costs of tenant improvement work incurred by Purchaser for such space shall not be included in the Costs of Tenant Work.
                  (b) During the first two (2) years following Closing, Sellers shall be responsible for the aggregate Costs of Tenant Work at any or all of the Properties in excess of One Million Two Hundred Thousand ($1,200,000.00) Dollars; provided, however, that the cumulative costs of tenant improvement work exceeding the product of (i) the aggregate square footage for applicable tenants for a particular year for the specific category as set forth on Schedule "Z" and
(ii) the applicable T.I. Allowances shall not be included in the calculation of the Tenant Work Threshold for such particular year.
                  (c) If, at the end of the first year following Closing, the Costs of Tenant Work shall exceed the Tenant Work Threshold, but be less than Six Hundred Ninety Thousand ($690,000.00) Dollars, such excess shall be accumulated and deducted from the Tenant Work Threshold for the second year following Closing (i.e. resulting in a lower Tenant Work Threshold for the second year). If the Costs of Tenant Work shall exceed Six Hundred Ninety Thousand ($690,000.00) Dollars at the end of the first year following Closing, then within thirty (30) days after delivery of the Notice of Cost (as hereinafter defined), Sellers shall deliver to Purchaser the Tenant Work Letter of Credit (as hereinafter defined) in an amount equal to all Costs of Tenant Work in excess of the Tenant Work Threshold, as security for the payment of all obligations of Sellers under this Paragraph 23. The Tenant Work Letter of Credit shall be a clean, irrevocable, non-documentary and unconditional letter of credit (the "Tenant Work Letter of Credit") issued by and drawable upon any commercial bank or national banking association with offices for banking purposes in Northern New Jersey, which shall have outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Corporation, and has combined capital, surplus and undivided profits of not less than Five Hundred Million ($500,000,000.00) Dollars. Said Tenant Work Letter of Credit shall name Purchaser as beneficiary, have a term of not less than thirteen (13) months, permit multiple drawings, be fully transferable by Purchaser without the payment of any fees or charges by Purchaser or any transferee, and otherwise be substantially in the form attached as Schedule "V". Purchaser shall have the right to draw the full amount of the Tenant Work Letter of Credit, by sight draft, if the Tenant Work Letter of Credit is not renewed or replaced within thirty (30) days prior to its expiration date or if Sellers fail to pay Purchaser all sums due under this Paragraph 23 within thirty (30) days after delivery of the Notice of Cost, whichever shall be the earlier to occur. If Sellers shall pay all sums due Purchaser hereunder or if no sums are due Purchaser hereunder, the Tenant Work Letter of Credit shall be returned to Sellers. Notwithstanding the foregoing, if the Costs of Tenant Work in the first year following Closing shall exceed Nine Hundred Thousand ($900,000.00) Dollars, Sellers, in addition to posting such Tenant Work Letter of Credit, shall pay Purchaser, or, at Purchaser's election, to subcontractors, materialmen and/or brokers in immediately available funds, within thirty (30) days after delivery of the Notice of Cost, all amounts exceeding Nine Hundred Thousand ($900,000.00) Dollars. If the aggregate Costs of Tenant Work at the end of the second year following Closing shall exceed One Million Two Hundred Thousand ($1,200,000.00) Dollars, then Sellers shall pay all sums in excess of the Tenant Work Threshold (less any sums previously paid by Sellers hereunder) to Purchaser or, at Purchaser's election, to subcontractors, materialmen and/or brokers within thirty (30) days following delivery of Notice of Costs. Following each of the first two (2) years after Closing, Purchaser shall notify Sellers, in writing in reasonable detail, the Costs of Tenant Work incurred by Purchaser during such year and the amount required to be paid by Sellers ("Notice of Costs"). If the aggregate Costs of Tenant Work during the first two (2) years following Closing shall not exceed One Million Two Hundred

Thousand ($1,200,000.00) Dollars, then Purchaser shall not owe any sums to Sellers pursuant to this Paragraph 23, and an amount equal to all monies previously paid by Sellers on account of this Paragraph 23, together with the Tenant Work Letter of Credit shall be paid or delivered to Sellers, as the case may be, within thirty (30) days after the end of the second year following Closing.
                  (d) During the two (2) year period following Closing, McGarvey Development Company ("McGarvey"), an affiliate of Sellers, shall be permitted to bid upon any tenant improvement work. If McGarvey is awarded the bid, it shall utilize employees and subcontractors who shall not cause labor conflicts. If McGarvey is not awarded the bid, Purchaser shall select the lowest responsible bidder to perform tenant improvement work.
                  (e) If Sellers shall default in their obligations under this Paragraph 23, in addition to all other remedies Purchaser may have under this Agreement or at law or in equity, Purchaser shall have the right to off-set such amounts against the purchase price of any Development Property and/or any property to be sold pursuant to the T&N Agreement.
                  (f) In the event of a dispute as to the propriety of any Costs of Tenant Work, Sellers shall have the right to deliver a dispute notice (the "Dispute Notice") to Purchaser within ten (10) days following receipt of the applicable Notice of Costs. The Dispute Notice, to be valid, shall be accompanied by a detailed statement as to the basis for the dispute and shall be accompanied by the tender of performance or payment of that portion of the sum due as to which Seller does not take issue, limiting the dispute to only the net amount actually disputed. Such dispute may be litigated under the provisions of any simplified procedure for court determination of dispute applicable under the laws of the State of New Jersey, or, with the mutual agreement of the parties, may be submitted to arbitration, in either of which events, all parties will join in request for expedition in the disposition of any proceeding brought to resolve the dispute. In such circumstances, Sellers obligation to make such reimbursement as to any matter in which a bona fide dispute has been raised will be postponed to a date which is ten (10) days following the final determination of the arbitrators, court or other forum or, in the event that the dispute is resolved before any such final determination, within ten (10) days of the judgment, settlement, or other resolution of the dispute. The prevailing party in the dispute shall be reimbursed for any court charges related to the resolution of the dispute and the attorney's fees in a reasonable amount.
         24. POST CLOSING MANAGEMENT.
                  (a) For a period of three (3) months following Closing ("Interim Management Period"), an entity designated by Sellers and acceptable to Purchaser shall be retained to perform the non-administrative aspects of the management of all of the Properties ("Interim Manager"), such as the repair and maintenance of all of the Properties and the day-to-day dealing with all the Tenants of the Properties. Interim Manager shall not be responsible for the leasing, accounting, bookkeeping or financial aspects of the management of any of the Properties, such as the calculation, billing and collection of rent and common area charges, and the payment of costs and expenses incurred in the operation of the Properties.
                  (b) It is acknowledged that Sellers presently receive an annual aggregate fee equal to two (2%) percent of the gross rentals (due or collected, as the case may be) which fee is billed to Tenants as part of common area maintenance charges. During the Interim Management Period, Purchaser shall pay Interim Manager an amount equal to one (1%) percent of the monthly gross rentals (due or collected, as the case may be) for each full month of the Interim Management Period, which fee shall be prorated on a daily basis for any partial month.
                  (c) Interim Manager shall bill Purchaser for its time and material costs and expenses expended in the performance of its management duties. Purchaser shall have the right to bill either specific Tenants for whom such work was performed or all applicable Tenants as part of common area maintenance charges if such work was not performed for specific Tenants, and in either of such events, such payments of Tenants shall be made to and retained by Purchaser.
                  (d) Purchaser reserves the right to require Interim Manager to enter into an interim management agreement to reflect the provisions of this Paragraph 24 in substantially the form annexed hereto as Schedule "W" and made a part hereof.
                  (e) Following the Interim Management Period, Purchaser shall assume responsibility for all operations and management of all of the Properties and shall have the right, but not the obligation, to hire the following employees of Interim Manager or related entities:
         4 Management construction employees;
         1 property manager employee; and
         1 receptionist.
         25. POST CLOSING RESTRICTIONS.
                  (a) Except as otherwise set forth herein, for a period of three (3) years commencing on the Closing Date, neither John S. McGarvey nor William G. Price, Jr. ("Principals"), each of whom is a shareholder, officer, director, partner, manager and/or employee of some or all of Sellers, existing managing entities, Interim Manager or related entities, either directly or indirectly, to or for the benefit of any person, firm, partnership, corporation or other entity, shall: call upon, solicit, divert, accept any business or patronage from, or attempt to call upon, solicit or divert any of the tenants of the Property or any potential tenants of the Property of which either has knowledge, for the leasing and/or purchasing of industrial, warehouse and/or office real property, or engage or become interested, either as a principal, partner, agent, employee, shareholder or director of any corporation, association or other entity, or in any other manner or capacity whatsoever, in the business of developing, managing, leasing or selling industrial, warehouse and/or office real property at any location situated within the State of New Jersey and within fifteen (15) miles from any portion of the Property.
                  (b) The provisions of Subparagraph (a) shall not apply to the Development Property, as to which the applicable provisions of the Agreement of Sale shall govern and control nor to the property located in the Township of Westampton, County of Burlington and known as Block 202, Lots 1, 2, and 4 on the tax map of Westampton Township (the "Westampton Property"), nor to the Additional Property (as hereinafter defined).
                  (c) It is acknowledged that each of the covenants, obligations and restrictions ("restrictions") set forth in this Paragraph 25 is separate and distinct from each and every other restriction, so that in the event all or any portion of any restriction is deemed invalid or unreasonable, each of the remaining restrictions shall be deemed divisible and independent therefrom, shall remain in full force and effect and each Principal consents to such modifications of any such restrictions as a court may deem reasonable.
                  (d) It is acknowledged that each of the above restrictions is fair, reasonable and constitutes a material inducement to Purchaser to purchase the Property, shall be construed and enforced independently of any other agreement herein and the existence of any claim by Sellers and/or Principals against Purchaser shall not constitute a defense to the enforcement by Purchaser of the restrictions set forth above.
                  (e) If this Agreement is terminated as a result of Purchaser's default under this Agreement, the T&N Agreement, the 2 Commerce Agreement or the Agreement of Sale, the restrictions set forth in this Paragraph 25 shall be deemed terminated and of no further force and effect. If this Agreement is terminated by Purchaser with respect to a particular Property (not as a result of Seller's default under this Agreement), then the restrictions set forth in this Paragraph 25 with respect to such Property only shall be terminated and of no further force and effect.
                  (f) In the event Principals shall, at any time during the term of the restrictions set forth in this Paragraph 25, receive a bona fide offer or solicitation (the "Solicitation"), to engage or to become interested, either as a principal, partner, agent, employee, shareholder or director of any corporation, association or other entity, or in any other manner or capacity whatsoever, in a business which would be violative of the restrictions set forth in this Paragraph 25, which Solicitation Principals wish to accept, Principal shall deliver a notice (hereinafter referred to as the "Solicitation Notice") to Cali Realty setting forth all of the terms of said Solicitation together with a true copy of the Solicitation (which must be in writing). Cali Realty shall thereafter have the right, exercisable by notice to Principals, within thirty
(30) days after the date of receipt of the Solicitation Notice, to elect to pursue such Solicitation either individually, or, at Cali

Realty's election, by joint venturing same with Principals. In the event Cali Realty shall elect to pursue such Solicitation individually, Principals shall assign to Cali Realty all of their right, title and interest in and to such Solicitation and the right to negotiate the terms and conditions of the transactions contemplated in the Solicitation Notice in which event the restrictions set forth in this Paragraph 25 shall continue to be effective and shall remain in full force and effect. If Purchaser does not elect to pursue such Solicitation, then Principals may, with respect to the transactions set forth in the Solicitation Notice, pursue such transactions, notwithstanding the restrictions set forth in this Paragraph 25. Nothing contained herein shall be deemed a waiver or a release of Principals from the restrictions set forth in this Paragraph 25 with respect to any other activities not encompassed within the particular Solicitation Notice.
         26. ESCROW AGENT.
                  (a) The Letter of Credit shall be held in escrow by Escrow Agent and released on the terms hereinafter set forth.
                  (b) If Escrow Agent receives notice from Purchaser or Purchaser's attorney that Purchaser has terminated this Agreement pursuant to Paragraphs 4, 5, or 13 hereof, then Escrow Agent shall immediately return the Letter of Credit to Purchaser without the applicability of Paragraphs 26(e), (g) and (h).
                  (c) At the Closing, Escrow Agent shall deliver the Letter of Credit to Purchaser.

                  (d) Any notice(s) to and from Escrow Agent shall be given in accordance with Paragraph 16 hereof.
                  (e) If Escrow Agent receives a notice signed by Sellers or Sellers attorney stating that Purchaser has defaulted in the performance of its obligations pursuant to this Agreement, Escrow Agent shall deliver a copy of such notice to Purchaser. If Escrow Agent shall not have received notice of objection from Purchaser within ten (10) days after Escrow Agent has delivered such notice, Escrow Agent shall deliver the Letter of Credit to Sellers. If Escrow Agent shall receive a timely notice of objection from Purchaser as aforesaid, Escrow Agent promptly shall forward a copy thereof to Sellers.
                  (f) If Escrow Agent receives a notice signed by Purchaser or Purchaser's attorney stating that this Agreement has been canceled or terminated and that Purchaser is entitled to the Letter of Credit, or that Sellers have defaulted in the performance of their obligations pursuant to this Agreement, Escrow Agent shall deliver a copy of such notice to Sellers. If Escrow Agent shall not have received notice of objection from Sellers within ten (10) days after Escrow Agent has delivered such notice, Escrow Agent shall deliver the Letter of Credit to Purchaser. If Escrow Agent shall receive a timely notice of objection from Sellers as aforesaid, Escrow Agent promptly shall forward a copy thereof to Purchaser.
                  (g) If Escrow Agent receives notice from either party authorizing delivery of the Letter of Credit to the other party,

Escrow Agent shall deliver the Letter of Credit in accordance with such instructions.
                  (h) If Escrow Agent receives a notice of objection as aforesaid, Escrow Agent shall convert the Letter of Credit to cash and hold such proceeds in an interest bearing FDIC insured bank in New Jersey until Escrow Agent receives either: (i) a notice signed by both Sellers and Purchaser stating who is entitled to the Letter of Credit; or (ii) a final order of a court of competent jurisdiction directing disbursement in a specific manner, in either of which events Escrow Agent shall deliver the Letter of Credit in accordance herewith or in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any requests or demands until and unless it has received a direction of the nature described in (i) or (ii) above.
                  (i) Notwithstanding the foregoing provisions of Subparagraph
(g) above, if Escrow Agent shall have received a notice of objection as aforesaid, or shall have received at any time before actual delivery of the Letter of Credit, a notice signed by either Sellers or Purchaser advising that litigation between Sellers and Purchaser over entitlement to the Letter of Credit has been commenced, Escrow Agent shall have the right, upon notice to both Sellers and Purchaser to deposit the Letter of Credit with the Clerk of the Court in which any litigation is pending, whereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful default.
                  (j) Escrow Agent shall not be liable for any error or judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, and is released and exculpated from all liability hereunder except for willful misconduct or gross negligence.
                  (k) Escrow Agent's obligations hereunder shall be as a depositary only, and Escrow Agent shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, instructions or other instrument furnished to it or deposited with it, or for the form of execution of any thereof, or for the identity or authority of any person depositing or furnishing same.
                  (l) Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by it to be genuine, and Escrow Agent may assume that any person purporting to give any notice or advice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.
                  (m) Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder, including attorneys at its firm. The parties shall reimburse Escrow Agent, jointly and severally, for all costs and expenses incurred by

Escrow Agent in performing its duties as Escrow Agent including, but not limited to, reasonable attorneys' fees (either paid to retained attorneys or amounts representing the fair value of services rendered to itself).
                  (n) The terms and provisions of this Paragraph shall create no right in any person, firm or corporation other than the parties hereto and their respective successors or assigns, and no third party shall have the right to enforce or benefit from the terms hereof.
                  (o) In the event of any dispute, disagreement or suit between Sellers and Purchaser, whether pertaining to the Letter of Credit, this Agreement or otherwise, Escrow Agent shall have the right to represent or otherwise serve as attorneys for Sellers.
                  (p) Escrow Agent is designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Sellers as required under the aforementioned statute and regulation.
         27. RIGHT OF FIRST REFUSAL. In the event Sellers, or any affiliate of Sellers which owns the Westampton Property and/or the property described on Schedule "Y" (the "Additional Property") ("Owner") shall receive a bona fide offer (the

"Offer") to purchase the Westampton Property and/or the Additional Property, or any portion thereof, which Offer such Owner wishes to accept, Owner shall deliver a notice (hereinafter referred to as the "Offer Notice") to Purchaser setting forth all of the terms of said Offer together with a true copy of the Offer (which must be in writing). Purchaser shall thereafter have the right, exercisable by notice to Owner, within thirty (30) days after the date of receipt of the Offer Notice, to elect to purchase the Westampton Property and/or the Additional Property, or any portion thereof, as the case may be, upon the same terms and conditions set forth in the Offer and, if Purchaser so elects, within ninety (90) days after the date of receipt of such Offer Notice, Purchaser and Owner shall enter into a purchase agreement in substantially the form of this Agreement (including the provisions of Paragraph 14 hereof) reflecting the applicable terms of the Offer for the purchase of the Westampton Property and/or the Additional Property, or any portion thereof, as the case may be. At Closing, Purchaser shall pay the purchase price set forth in the Offer Notice thereof (less any amount which would have been attributable to brokerage commissions) by wire transfer of United States funds to the account designated by Owner. Owner and Purchaser agree to execute a Memorandum of this Agreement (the "Westampton Memorandum"), in recordable form, setting forth the rights set forth in this Paragraph 27, which Purchaser may record against the Westampton Property and the Additional Property.

         28. ROLLBACK TAXES. Any "rollback taxes" assessed or to be assessed against any Premises identified on Schedule "B" pursuant to the Farmland Assessment Act of 1964, N.J.S.A. 54:4-23.1, et seq., shall be paid by Seller. If rollback taxes will be due with respect to any Premises but are not assessed at the Closing Date, a good-faith estimate of the amount of same shall be obtained by the parties from the tax assessor of the applicable Township, at least twenty-four (24) hours prior to Closing, and Seller shall pay one hundred twenty-five (125%) percent of the amount of said estimate from the proceeds at Closing into escrow to be held by the Title Company until such time as the rollback tax assessment against the respective Premises is made. Upon Title Company's receipt of notice from Purchaser that said rollback taxes have been assessed against the Premises, Title Company shall, within three (3) business days thereof, pay said taxes to the appropriate Township. In the event the amount of the monies being held in escrow by Title Company are not sufficient to cover payment of said rollback taxes, then Seller shall promptly pay to Purchaser any additional monies that are due and payable by Seller in accordance with the terms and provisions of this Paragraph; and in the event the amount of the escrow monies are in excess of the amount of said rollback taxes, then Title Company shall disburse the remaining balance of the escrow funds to Seller after the amount of the escrow monies due to Purchaser have been disbursed to the appropriate Township, in accordance with the terms and provisions of the immediately proceeding sentence. Seller shall indemnify and hold Purchaser harmless from and against all costs and expenses, including reasonable attorneys fees, incurred by Purchaser in connection with Seller's failure to perform Seller's obligations under this Paragraph 28.
         29. MISCELLANEOUS.
                  (a) This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors, legal representatives and assigns.
                  (b) This Agreement may be executed in one or more counterparts, each of which when so executed and delivered by each party to the other shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.
                  (c) At any time or from time to time, upon written request of the other party, each party shall execute and deliver all such further documents and do all such other acts and things as reasonably may be required to confirm or consummate the within transaction.
                  (d) The captions preceding the paragraphs of this Agreement are intended only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. No variations or modifications of or amendments to the terms of this Agreement shall be binding unless in writing and signed by the parties hereto. The respective attorneys for each party are authorized to modify any dates or time periods set forth herein.
                  (f) The terms, conditions, covenants and provisions of this Agreement shall be deemed to be severable. If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, the same shall be deemed to be severable and shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.
                  (g) The obligations of each party to complete the transactions contemplated hereby is subject to the satisfaction, as of Closing, of all of the terms, conditions and obligations to be met and/or performed by the other party or which otherwise are for the benefit of such party, any of which conditions and/or obligations may be waived in whole or in part by the party which is the beneficiary of such condition or obligation.
                  (h) Each party, at its sole cost and expense, shall have the right to record a short form memorandum of this Agreement, which memorandum shall not set forth the Purchase Price or terms of payment, and each party agrees to execute any such short form memorandum upon the request of the other party.
                  (i) As used in this Agreement, the masculine gender shall include the feminine or neuter genders and the neuter gender shall include the masculine or feminine genders, the singular shall include the plural and the plural shall include the singular, wherever appropriate to the context.
                  (j) This Agreement shall be governed by and enforced in accordance with the substantive laws of the State of New Jersey.
         30. SELLER'S RIGHT TO EXCHANGE PROPERTY.
                  (a) (i) Seller shall have the right, exercisable at least five
(5) days prior to Closing, to elect to exchange the Property for other property of like kind ("Exchange Property") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.
                           (ii) If Seller elects to effect any exchange, it
shall notify Purchaser as to all details thereof, and Purchaser shall execute a contract to purchase the Exchange Property in a form satisfactory to Seller (hereinafter called the "Exchange Contract"), and immediately thereafter shall assign all of its right, title and interest in and to the Exchange Contract to the Exchange Escrow Agent, as hereinafter defined. The funds required to pay the deposit under the Exchange Contract shall be provided to Purchaser by Seller or Exchange Escrow Agent. The Exchange Contract shall provide for the right of assignment by Purchaser to Exchange Escrow Agent and/or Seller without recourse, and that the seller of the Exchange Property shall look only to the deposit monies thereunder as liquidated damages, there being no liability on the part of Purchaser to said seller.

Purchaser shall not be obligated to execute an Exchange Contract which would require Purchaser to be personally liable on any indebtedness or to incur any cost or expense which would increase Purchaser's liability beyond that liability incurred by Purchaser hereunder.
                           (iii)  In no event, however, shall the closing of
title to the Property be delayed due to the inability of Seller to select an Exchange Property or close title thereto.
                  (b) (i) If Seller shall elect to exchange the Property pursuant to this Paragraph, whether or not an Exchange Property has been designated, as herein set forth, the Purchase Price, exclusive of the satisfaction of liens, payment of closing costs and other permitted expenses, shall be deposited with the Exchange Escrow Agent ("Escrow Account"), subject to the Exchange Escrow Agent executing an agreement reasonably satisfactory to Purchaser whereby Exchange Escrow Agent agrees to be bound by the terms and conditions of this Paragraph 30, and shall not be paid to Seller at Closing. The Escrow Account shall be held by Exchange Escrow Agent in an interest bearing account, pursuant to the terms hereof. The interest earned upon the Escrow Account while being held by Exchange Escrow Agent shall be added to the Escrow Account and shall be paid to Seller at the closing of the Exchange Property.
                           (ii) Purchaser appoints its title insurance
company or such other title insurance company or other entity as Purchaser reasonably may designate, its agent, in order to effectuate the Exchange (the "Exchange Escrow Agent"). Purchaser and Seller shall cooperate with each other and Exchange Escrow Agent and promptly shall sign and deliver to Exchange Escrow Agent all documents reasonably deemed necessary by Seller in order to qualify this transaction pursuant to Internal Revenue Code Section 1031.
                           (iii)  Seller shall pay all fees relating to the
Escrow Account, and all reasonable attorneys' fees and expenses of Purchaser, if any, relating to the exchange transaction and in no event shall Purchaser be required to assume any liability thereunder.
                           (iv) During the period that the Escrow Account is
in existence, Seller shall not have any control, directly or indirectly, over the funds placed in the Escrow Account, except as may be expressly provided herein.
                           (v)  If, at the time of Closing, Seller shall not
have designated the Exchange Property, then if within forty-five (45) days following Closing, Seller shall deliver to Purchaser and to Exchange Escrow Agent a designation of an Exchange Property which Seller desires to acquire by way of exchange for the Property transferred to Purchaser at Closing ("Designation"), the parties shall proceed as provided for herein. If there is no timely Designation, then Exchange Escrow Agent, on the forty-sixth (46th) day after Closing (or, if such day is a Saturday, Sunday or legal holiday, on the first business day thereafter) shall disburse to Seller the Escrow Account and all interest earned thereon shall be paid to Purchaser.
                           (vi) Any Designation of an Exchange Property shall
include an Exchange Contract, or thereafter Seller shall provide Purchaser with an Exchange Contract, which Exchange Contract shall comply with the terms set forth in Subparagraph 30.(a). The parties acknowledge that there may be multiple Exchange Properties and that multiple Designations may be delivered, provided that each meets the conditions set forth herein and the requirements of the Internal Revenue Code Section 1031 and regulations thereunder.
                           (vii)  Upon receipt by Purchaser of an Exchange
Contract, it shall execute and deliver the Exchange Contract to the seller of the Exchange Property ("Exchange Seller"), Seller and Exchange Escrow Agent. Thereafter, Purchaser shall assign its interest in the Exchange Contract to Exchange Escrow Agent, it being agreed that Purchaser shall not take title to any Exchange Property.
                           (viii)  Upon Purchaser executing any Exchange
Contract, and in accordance therewith, Exchange Escrow Agent shall pay from the Escrow Account to Exchange Seller, or such other party as is provided for in the Exchange Contract, the amount of the deposit and all other monies required under the Exchange Contract or otherwise related to the transaction.
                           (ix) Exchange Escrow Agent shall not be liable to
either Seller or Purchaser in connection with its performance as Exchange Escrow Agent, except in the event of intentional wrongdoing or negligence. Exchange Escrow Agent is authorized only to do those acts necessary and proper to effect the purpose of this Agreement.
                           (x)  The Exchange Escrow Agent shall use the
Escrow Account, for payment of the deposit and all other payments due under the Exchange Contract to purchase the Exchange Property, plus closing costs, and for no other purpose.
                           (xi) If the payment for the Exchange Property
shall exceed the amount of the Escrow Account, Seller either shall: (i) deposit an amount equal to such excess with Exchange Escrow Agent no later than the day of the Exchange Property Closing; or (ii) cause or direct that the funds necessary to effectuate the Exchange Property Closing be paid directly to Exchange Seller at the Exchange Property Closing.
                           (xii)  At the Exchange Property Closing, the
following shall be deposited or caused to be deposited with Exchange Escrow
Agent: (i) a deed for the Exchange Property from Exchange Seller as grantor to Seller, as grantee; and (ii) any other documents or agreements necessary or incidental to the acquisition or conveyance of the Exchange Property.
                           (xiii)  When all documents and funds called for
herein have been deposited with Exchange Escrow Agent and when a title policy can be issued on the Exchange Property to Seller, subject only to title exceptions approved by Seller, Exchange Escrow Agent shall record the deed, disburse the funds and deliver all other documents to Seller. All expenses, reimbursements and prorations in connection with the Exchange Property shall be governed by the provisions of the Exchange Contract, except as expressly set forth herein.
                           (xiv)  Purchaser makes no warranty with respect to
the Exchange Property and Seller assumes all responsibility for title to the Exchange Property being good and marketable. Seller agrees to indemnify Purchaser and hold Purchaser harmless from any damages, liability, costs, expenses, claims, losses or demands (including reasonable attorneys' fees and costs of litigation including those for enforcing this indemnity), arising out of or in any way related to the acquisition of the Exchange Property. If the Exchange Property is subject to any mortgage, deed of trust or lease, Purchaser shall assume no liability or obligation with respect to said mortgage, deed of trust or lease. Purchaser makes no representations as to the tax consequences of any aspect of this transaction.
                           (xv) If the Exchange Property as may be designated
by Seller is not conveyed to Seller within the earlier of: (i) one hundred eighty (180) days after Closing; or (ii) the due date (determined with regard to extensions) of Seller's federal income tax return for the taxable year in which the transfer of the Property occurs or if no Exchange Property is designated within forty-five (45) days following Closing, then the Escrow Account shall be released to Seller, free of the escrow, and the obligations of Purchaser and Exchange Escrow Agent shall end. Notwithstanding failure of the Exchange Property to be conveyed to Seller as hereinabove set forth, the transfer of the Property to Purchaser shall not be subject to recession or revocation by Seller or Purchaser for any reason whatsoever.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals or caused these presents to be signed and sealed by duly authorized persons the day and year first above written.
                                                 SELLERS:
WITNESSES:


______________________________                   _____________________________
                                                 JOHN S. McGARVEY


______________________________                   _____________________________
                                                 JOANNE H. McGARVEY


WITNESS:                                         THE MOORESTOWN WEST
PARTNERSHIP


______________________________                   By:__________________________

Name:________________________
                                                 Title:_______________________


WITNESS:                                         FOSTER FLEX ASSOCIATES, L.L.C.


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________


WITNESS:                                         LANCER ASSOCIATES, L.L.C.


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________

WITNESS:                                         LENOLA FLEX, L.L.C.


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________

WITNESS:                                         THE MCGARVEY PARTNERSHIP


______________________________                   By:__________________________
                                                          John S. McGarvey


WITNESS:                                         BROMLEY COMMONS ASSOCIATES


                                                 ______________________________
         By:__________________________
                                                 Name:________________________
                                                 Title:_______________________



WITNESS:                                         CAMBRIDGE MANAGEMENT
                                                 ASSOCIATES


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________


WITNESS:                                         TWOSOME FLEX ASSOCIATES,
                                                 L.L.C.


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________


                                                 PURCHASER:

ATTEST:                                          MACK-CALI REALTY, L.P.,
                                                 By: Mack-Cali Realty
                                                     Corporation, its General
                                                     Partner


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________

ATTEST:                                          BURLINGTON COMMERCE REALTY
                                                 ASSOCIATES L.P.
                                                 By: Mack-Cali Sub XVI, Inc.,
                                                 its general partner


______________________________                   By:__________________________
                                                 Name:________________________
                                                 Title:_______________________

AS TO PARAGRAPH 23:

WITNESS:


______________________________                   _____________________________
                                                 JOHN S. McGARVEY, d/b/a
                                                 McGARVEY DEVELOPMENT COMPANY


AS TO PARAGRAPH 25:

WITNESSES:


______________________________                    _____________________________
                                                  WILLIAM G. PRICE, JR.


______________________________                    _____________________________
                                                  JOHN S. McGARVEY


AS TO PARAGRAPH 26:

WITNESS:                                          ARCHER & GREINER (Escrow
                                                  Agent)


______________________________                    By:__________________________



AS TO PARAGRAPH 27:

WITNESS:                                          LANCER ASSOCIATES, L.L.C.


______________________________                    By:__________________________
                                                  Name:________________________
                                                  Title:_______________________

WITNESS:                                          THE MOORESTOWN TWOSOME


______________________________                    By:__________________________
                                                  Name:________________________
                                                  Title:_______________________

AS TO PARAGRAPH 27:

WITNESS:                                          WESTVIEW LAND, L.L.C.


______________________________                    By:__________________________
                                                  Name:________________________
                                                  Title:_______________________
WITNESS:


______________________________                    _____________________________
                                                  JOHN H. McGARVEY

WITNESS:

______________________________                    _____________________________
                                                  JOANNE S. McGARVEY